Exhibit 10.1
CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.
Development and License
Agreement
(Insulin)
     THIS DEVELOPMENT AND LICENSE AGREEMENT (the “Agreement”) is entered into as of 20 December, 2010 (the “Effective Date”) by and between and EMISPHERE TECHNOLOGIES, INC., a Delaware corporation having an address at 240 Cedar Knolls Road, Cedar Knolls, NJ 07927, USA (“Emisphere”) and NOVO NORDISK AS, a Danish corporation having an address at Novo Allé, 2880 Bagsvaerd, Denmark (“Novo Nordisk”).
RECITALS
     WHEREAS, Emisphere is a biopharmaceutical company specializing in the discovery, development, and commercialization of proprietary drug delivery technology;
     WHEREAS, Novo Nordisk is a leading global health care company engaged in the research, development and commercialization of pharmaceutical products;
     WHEREAS, in May 2010 Emisphere and Novo Nordisk entered into the Option Agreement (as defined below)
     WHEREAS, on 14 October 2010 Novo Nordisk exercised its option under Section 3.5 of the Option Agreement to negotiate this Development and License;
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1. Definitions and Interpretation
1.1 The following words have the following meaning when used in this Agreement.
“Affiliate” means any corporation, company, partnership, joint venture or other entity which Controls, is Controlled by, or is under common Control with a Party, as the case may be. For the purpose of this definition, “Control” means the ownership of more than fifty percent (50%) of the issue share capital or the legal power to direct or cause the direction of the general management and policies of the Party in question. For purposes of this definition, MHR Capital Partners Master Account LP, MHR Capital Partners (100) LP, MHR Institutional Partners II LP, MHR Institutional Partners IIA LP and their owners and their affiliates are not Affiliates of Emisphere. For purposes of this definition, Novo A/S and the Novo Nordisk Foundation and their affiliates are not Affiliates of Novo Nordisk.
“API” means active pharmaceutical ingredient.
“Auditor” shall have the meaning provided in Section 7.6.
“Background Intellectual Property” means all Intellectual Property in existence and Controlled by a Party prior to the effective date of 25 May 2010 of the Option Agreement or conceived by a Party independently during the term of the Option Agreement or this Agreement and that is used in connection with the work performed during the term of this Agreement.
“Calendar Year” means, for the first calendar year, the period commencing on the Effective Date and ending on December 31 of the calendar year during which the Effective Date occurs, and each successive twelve-month period commencing on January 1 and ending on December 31.
“Carrier” means synthetic chemical compounds, including pharmaceutically acceptable salts, solvates, and polymorphs identified by Emisphere for use in oral delivery of therapeutics molecules and that are claimed or disclosed in Emisphere Patent Rights or are Controlled by Emisphere.
“Carrier [*****]” means the Carrier whose structure is shown in Exhibit A.
“Commercially Reasonable Efforts” means such application of effort and resources by the relevant Party as would be consistent with its actions in respect of a product or compound Controlled by such Party, which is of similar market potential and at a similar stage in its development or product life, taking into account, without limitation, with respect to a product issues of safety and efficacy, product profile, the proprietary position of the product, the then current competitive environment for the product and the likely timing of the product’s entry into the market, the regulatory environment of the product, and other relevant scientific, technical and commercial factors. Notwithstanding the foregoing, to the extent that the performance of a Party’s responsibilities hereunder is adversely affected by the other Party’s failure to perform its responsibilities hereunder, such Party will not be deemed to have failed to use its Commercially Reasonable Efforts in performing such responsibilities.
“Confidential Information” means confidential and proprietary technical, commercial and other information, know-how, drawings, specifications, models and/or designs relating to the design, development, manufacture, production, registration (including but not limited to information relating to safety, adverse events and recalls), promotion, distribution, marketing, performance, sale or use of the Licensed Product(s) and information concerning business transactions or associations including other technical or commercial co-operation or collaborative arrangements or financial arrangements with other persons or bodies or customers (existing or potential or otherwise) or licensors or licensees. Confidential Information includes without limitation and without prejudice to the generality of the foregoing:
(i)	all experimental, manufacturing, process, analytical, packaging, product, warehousing, quality control and quality assurance and marketing specifications, standards, procedures, processes, methods, instructions and techniques, samples, prototypes, formulae, writings of any kind, opinions or otherwise unwritten data or in the form of computer software or computer programs or any part thereof in any code or language relating to the Licensed Product(s);

(ii)	all data and proprietary know-how relating to the Carriers, Products and/or Licensed Product(s);

(iii)	any biological, chemical or physical materials exchanged under this Agreement in relation to the Licensed Product(s);

(iv)	information necessary or useful in obtaining registration or approval from any Regulatory Authority in relation to a Licensed Product;

(v)	all other information and other material supplied to or received by a Party on a confidential basis pursuant to this Agreement;

(vi)	any reports provided under this Agreement; and

(vii)	the terms of this Agreement.
“Control” or “Controlled” means with respect to a particular item, material, information or Intellectual Property, that a Party, as of the Effective Date of this Agreement and during its Term, (i) owns or has a license to and (ii) that the Party has the ability to use or grant licenses or sublicenses to without violating the terms of any agreement with any Third Party.
“Covered by” means, with respect to any Licensed Product, that the manufacture, use, offer for sale, sale or importation of such Licensed Product(s) would (if such activity were performed by a Third Party) infringe an Issued Patent Claim.
“Deselection Notice” will have the meaning provided in Section 2.2 (h).
“Due Diligence Request” will have the meaning provided in Section 2.2 (h).
“D&C Event” will have the meaning provided in Section 3.2.

“EMA” means the European Medicines Agency, a decentralised agency of the European Union responsible for the scientific evaluation of medicines developed by pharmaceutical companies for use in the European Union, or any successor agency thereto.
“Emisphere Alternative Patent For Extension” shall have the meaning provided in Section 8.2 (f) (Patent Term Extension)
“Emisphere Background Intellectual Property” means Background Intellectual Property solely related to the Program Carriers or to any Program Carriers formulated with any APIs and, in each case, Controlled by Emisphere.
“Emisphere Change of Control to a Novo Nordisk Technological Competitor” shall mean the acquisition by a Novo Nordisk Technological Competitor of greater than fifty percent (50%) of the shares of Emisphere’s capital stock, the holders of which have general voting power under ordinary circumstances to elect at least a majority of Emisphere’s board of directors.
“Emisphere Foreground Intellectual Property” means Intellectual Property arising from work performed under the Option Agreement or this Agreement relating to the Program Carriers, whether conceived, discovered, reduced to practice or writing, generated or developed by the employees, agents or consultants of Emisphere and its Affiliates or by the employees, agents or consultants of Novo Nordisk and its Affiliates.
“Emisphere Intellectual Property” means Emisphere Background Intellectual Property and Emisphere Foreground Intellectual Property.
“Exclusive Program Carrier” will have the meaning provided in Section 2.2 (a).
“Excluded Carrier List” means the list of Carriers provided in Exhibit E, as may be amended from time to time by Emisphere at its sole discretion and where such amended list is provided by Emisphere to Novo Nordisk in writing.
“Excluded API List” means the list of APIs provided in Exhibit F, as may be amended from time to time by Emisphere at its sole discretion and where such amended list is provided by Emisphere to Novo Nordisk in writing.
“FDA” means the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing to human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.
“First Commercial Sale” means, in a country, the first commercial sale in that country by Novo Nordisk or its Affiliates or a sublicensee of a Licensed Product(s) to a Third Party following receipt of Marketing Approval to sell such Licensed Product(s) in such country. Sales for clinical studies, compassionate use, named patient programs, sales under a treatment IND, any non-registrational studies, or any similar instance where the Licensed Product(s) is sold at cost or supplied without charge such as clinical supplies, free samples (promotional or otherwise) or as donations (for example to non-profit institutions or government agencies for a non-commercial purpose) shall not constitute a First Commercial Sale.
“First Party” will have the meaning provided in Section 9.4 (Indemnification)
“Foreground Intellectual Property” means all Intellectual Property arising from work performed under the Option Agreement or this Agreement whether conceived, discovered, reduced to practice or writing, generated or developed by the employees, agents or consultants of Emisphere or its Affiliates or by the employees, agents or consultants of Novo Nordisk or its Affiliates.
“Formulation Intellectual Property” means all Intellectual Property arising from work performed under this Agreement after the Effective Date that relates to Know-How and Patent Rights that claim formulations of [*****] with Carriers conceived, discovered, reduced to practice or writing, generated or developed by the employees, agents or consultants of Emisphere or its Affiliates or by the employees, agents or consultants of Novo Nordisk or its Affiliates.
“GLP-1 Development and License Agreement” means the Development and License Agreement between Emisphere and Novo Nordisk with an effective date as of 21 June 2008, as amended by the Side Letter dated 9 March 2009 and the Amendment with an effective date of 13 November 2008 as may be further amended from time to time.
“Indication” means a separate and distinct disease, disorder or medical condition, in humans, that a Licensed Product is intended to treat, prevent and/or ameliorate.
“Insulin(s)” means [*****].
“Intellectual Property” means Know-How and Patent Rights.
“Issued Patent Claim” means, on a country by country basis, a claim of an issued patent that Covers Licensed Product(s) and that has not:
(a) lapsed, expired, been formally disclaimed by written submission to any US or foreign patent office, withdrawn, cancelled or abandoned; or
(b) been held revoked, invalid or unenforceable in an unappealable or unappealed decision of a court or other body of competent jurisdiction.
If there should be two or more decisions within the same country which are conflicting with respect to the invalidity or unenforceability of the same claim, the unappealed or unappealable decision of the highest tribunal shall thereafter control.
“Know-how” means ideas, concepts, discoveries, inventions, developments and non-public, confidential or proprietary trade secrets, techniques, methodologies,

modifications, innovations, improvements, designs and design concepts, and any other information that is necessary or useful for the research, development, manufacture, use, import, export, sale, offer for sale, transfer, or regulatory approval of products or processes, including but not limited to technical information, expertise, processes, techniques, specifications, formulas, procedures, protocols, and data, results and other information generated or developed through experiments and testing.
“Licensed Know-how” means Know-How Controlled by Emisphere that is directed to the Program Carrier(s), the Licensed Product(s), or their use or production/manufacturing, and which is necessary or useful for the research, development, manufacture, use, import, export, sale, offer for sale, transfer, and/or regulatory approval of Licensed Product(s). Licensed Know-How shall in addition include Know-How Controlled by Emisphere developed during the term of this Agreement that is related to the Program Carrier(s) or the Licensed Product(s), their use or production/manufacturing, and which is necessary or useful for the research, development, manufacture, use, import, export, sale, offer for sale, transfer, and/or regulatory approval of Licensed Product(s). Licensed Know-How does not include Know-How which (i) at the time of disclosure by Emisphere to Novo Nordisk was already in the public domain through no wrongful act of Novo Nordisk; (ii) prior to the disclosure by Emisphere to Novo Nordisk, or the development by Emisphere or Novo Nordisk under this Agreement, was already in Novo Nordisk’s possession from a Third Party source that was under no obligation to Emisphere to keep such information confidential, or from Emisphere without any obligation of confidentiality on the part of Novo Nordisk; or (iii) was developed independently by Novo Nordisk, outside of the Option Agreement and this Agreement, without the assistance of Emisphere and without any use of Confidential Information Controlled by Emisphere.
“Licensed Product(s)” means any pharmaceutical formulation suitable for administration to humans where such formulation contains at least one Product as the sole API in combination with a Program Carrier.
“Licensed Patents” means (i) any Patent Rights directed to the Emisphere Intellectual Property; and (ii) any other Patent Rights Controlled by Emisphere having at least one Issued Patent Claim that would be infringed by the manufacture, import, use, offering for sale, or sale of a Licensed Product(s) (if such activity were performed by a Third Party).
“Marketing Approval” means, based on an application filed with a Regulatory Authority for marketing approval of Licensed Product, the written approval from a Regulatory Authority to market and sell a Licensed Product or any written successor approvals based on successor applications or procedures, and all supplements and amendments that may be filed with respect to the foregoing, and similar filings with other applicable Regulatory Authorities in other countries of the Territory.
“NDA” means an application and all amendments and supplements thereto filed with a Regulatory Authority, including all documents, data, and other information concerning a pharmaceutical product which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.
“Net Sales” shall be calculated in the same manner as Novo Nordisk calculates Net Sales reported to its shareholders and shall mean all revenues, recognized in accordance with the International Financial Reporting Standards, from the sale of a Licensed Product(s) by Novo Nordisk or its Affiliates or its sublicensees, less the following deductions which are actually incurred, allowed, paid, accrued or specifically allocated:
(a) credits or allowances actually granted for damaged Licensed Product(s)s, returns or rejections of Licensed Product(s), price adjustments and billing errors;
(b) governmental and other rebates (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state, provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers;
(c) normal and customary trade, cash and quantity discounts, allowances and credits actually allowed or paid;
(d) commissions allowed or paid to Third Party distributors, brokers or agents other than sales personnel, sales representatives and sales agents employed by Novo Nordisk;
(e) transportation costs, including insurance, for outbound freight related to delivery of a Licensed Product(s) to the extent included in the gross amount invoiced;
(f) sales taxes, VAT taxes and other taxes directly linked to the sales of Licensed Product(s) to the extent included in the gross amount invoiced; and
(g) any other items that reduce gross sales amounts as required by the International Financial Reporting Standards applied on a consistent basis.
Net Sales shall not include sales at Novo Nordisk’s cost price to Affiliates or to contractors or sublicensees engaged by or partnered with Novo Nordisk to develop, promote, co-promote, market, sell or otherwise distribute a Licensed Product(s). However, subsequent sales of Licensed Product(s) by Novo Nordisk Affiliates, contractors, or sublicensees shall be included in the Net Sales when sold in the market for end-user use.
For Net Sales of a Licensed Product sold or supplied as a “Combination” where “Combination” means Licensed Product(s) as sold or supplied is a pharmaceutical product containing, in addition to the Licensed product(s), one or more biologically active pharmaceutical(s) that are not Licensed Product(s) or another API, the Net Sales of such a Combination in a country will be determined by multiplying the Net Sales of such Combination by the fraction of A/A+B, where A is the average unit selling price of the

Licensed Product sold separately in that country and B is the total average unit selling price of the other biologically active pharmaceutical(s), when sold separately in that country. If neither the Licensed Product nor the other biologically active pharmaceutical(s) of the Combination are sold separately, then the Parties shall negotiate in good faith the value of the other biologically active pharmaceutical(s) of the Combination that are to be deducted from the Net Sales of the Combination in determining the Net Sales of the Licensed Product contained in the Combination.
Monetary conversion from the currency of a country outside the U.S. in which a Licensed Product(s) is sold into U.S. dollars shall be calculated at the rates of exchange used by Novo Nordisk in producing its quarterly and annual reports to its shareholders, as confirmed by Novo Nordisk’s independent registered public accountants.
“Non-Exclusive Program Carrier” shall have the meaning provided in Section 2.2(a).
“Non-Insulin” means any API other than an Insulin.
“Non-Payment Date” will have the meaning provided in Section 3.4(b)
“Novo Nordisk Background Intellectual Property” means Background Intellectual Property solely related to Products and Controlled by Novo Nordisk.
“Novo Nordisk’s Election Notice” will have the meaning provided in Section 8.2 (b) (Patent Term Extension)
“Novo Nordisk Foreground Intellectual Property” means all
(i) Formulation Intellectual Property,

(ii) Option Agreement Formulation Intellectual Property, and

(iii) Intellectual Property [*****], solely relating to Product(s), their method(s) of production or their method(s) of use, whether conceived, discovered, reduced to practice or writing, generated or developed by the employees, agents or consultants of Emisphere or its Affiliates or by the employees, agents or consultants of Novo Nordisk or its Affiliates.
“Novo Nordisk Intellectual Property” means Novo Nordisk Background Intellectual Property and Novo Nordisk Foreground Intellectual Property.
“Novo Nordisk Patent” shall have the meaning provided in Section 8.2 (e) (Patent Term Extension)
“Novo Nordisk Technological Competitor” means a person or entity listed in Exhibit D, and their respective Affiliates. Novo Nordisk, having provided reasonable documentation in writing to Emisphere that a person or entity has after the Effective Date initiated development of, or acquired technology for, the production or delivery of [*****], may add additional Novo Nordisk Technological Competitors to Exhibit D from time to time. Any person or entity that is listed in Exhibit D and that ceases to develop, or own or have a license to technology for, the production or delivery of [*****], shall be removed from Exhibit D.
“Option Agreement” means the Feasibility & Option Agreement executed by Parties with an effective date of 25 May, 2010.
“Option Agreement Formulation Intellectual Property” means Formulation Intellectual Property as defined in the Option Agreement as of the Effective Date of the Option Agreement.
“Party” means Emisphere or Novo Nordisk.
“Parties” means Emisphere and Novo Nordisk.
“Patent Authority” means a governmental, intergovernmental, or government-authorized body responsible for receiving, examining, issuing, extending or maintaining patents.
“Patent Rights” means all patents and patent applications, and any and all continuations, continuations-in-part, divisionals, utility models, extensions (including extensions under the U.S Patent Term Restoration Act, extensions of patents under the Japanese Patent Law and Supplementary Protection Certificates), renewals, substitutions and additions thereof and all reissues, revalidations and re-examinations thereof, including any and all patents issuing there from and any and all foreign counter-parts thereof.
“Phase 1 Clinical Trial” means a human clinical trial that satisfies the requirements for a Phase 1 study as defined in 21 C.F.R. Part 312.21(a) (or its successor regulation) or the equivalent human clinical trial outside the US.
“Phase 2 Clinical Trial” means a human clinical trial that satisfies the requirements for a Phase 2 study as defined in 21 C.F.R. Part 312.21(b) (or its successor regulation) or the equivalent human clinical trial outside the US.
“Phase 3 Clinical Trials” means a human clinical trial that satisfies the requirements for a Phase 3 study as defined in 21 C.F.R. Part 312.21(c) (or its successor regulation) or the equivalent human clinical trial outside the US.
“Product(s)” means any [*****].
“Program Carriers” subject to Carriers listed on the Excluded Carriers List, means up to [*****]Carriers for use with Product in accordance with this Agreement and that are selected by Novo Nordisk, at its sole discretion, in writing during or before the Term of this Agreement from the Carriers made available to Novo Nordisk by Emisphere. Carrier [*****] and [*****]have been selected by Novo Nordisk as Non-Exclusive Program Carriers under this Agreement as of the Effective Date. Novo Nordisk shall be entitled to [*****]more unique Program Carriers under this Agreement, whether or not such Program Carriers are selected under the GLP-1 Development and License Agreement.

Notwithstanding the foregoing, Novo Nordisk shall only be entitled to a total of [*****]unique Program Carriers as between this Agreement and the GLP-1 Development and License Agreement where selection of the same Carrier as a Program Carrier under both this Agreement and the GLP-1 Development and License Agreement shall count as only a single unique Program Carrier as to the [*****]unique Program carriers to which Novo Nordisk is entitled.
“Recall” shall have the meaning provided in Section 5.5.
“Regulatory Approval” means any approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of a Regulatory Authority that is necessary for the manufacture, use, storage, import, transport and/or sale of a Licensed Product in such jurisdiction.
“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, whose approval or authorization is necessary for, or to whom notice must be given prior to, the manufacture, distribution, use or sale of a Licensed Product or the designation of a Licensed Product as an orphan drug (or equivalent designation).
“Section 3.5 (a) Patent” shall have the meaning provided in Section 8.2 (d) (Patent Term Extension)
“Selection Date” means any date during the Term on which Novo Nordisk notifies Emisphere in writing of its selection of a Carrier as a Program Carrier.
“[*****]” means the Carrier whose structure is shown in Exhibit A
“Term” shall have the meaning provided in Section 12.1.
“Territory” means the world.
“Third Party” means any party other than the Parties and their Affiliates.
“United States” or “U.S.” means the United States of America and its territories and possessions, including the Commonwealth of Puerto Rico and the U.S. Virgin Islands
1.2 Interpretation
In this Agreement headings are for convenience only and do not affect interpretation, and unless the context indicates a contrary intention:
(a) if a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;
(b) a reference to a Party, Section, schedule, attachment or Exhibit is a reference to a Party, Section, schedule, attachment or Exhibit to this Agreement;

(c) a Section, schedule, attachment or Exhibit to this Agreement forms a part of this Agreement, but if there is inconsistency between this Agreement and any schedule, attachment or Exhibit to it, this Agreement shall prevail unless the Parties have agreed otherwise in writing;
(d) a reference to a document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;
(e) a reference to a statute includes its delegated legislation, and a reference to a statute or delegated legislation or a provision of either includes consolidations, amendments, reenactments and replacements;
(f) a reference to “includes” in any form is not a word of limitation;
(g) a reference to a Party shall not or a Party does not have a right to do an act, or prohibition of a Party from doing an act, means the Party and its Affiliates shall not and have no right to do so, and are prohibited from doing so, directly or indirectly, by or with sublicencees, subcontractors or in collaboration;
(h) unless otherwise specifically stated, all provisions are assumed to be applicable during and throughout the Term of this Agreement;
(i) the captions and headings of clauses contained in this Agreement preceding the text of the Sections, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction;
(j) references to days shall mean calendar days, unless otherwise specified;
(k) ambiguities and uncertainties, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist; and
(l) this Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.
2. Grant of Rights and Selection of Program Carriers
2.1 Grant of Rights and Exclusivity for Formulations Containing Insulin(s) and Carriers.
(a) Emisphere grants Novo Nordisk and its Affiliates a worldwide, royalty-bearing exclusive license, with the right for Novo Nordisk and its Affiliates to sublicense under the Licensed Patents and Licensed Know-How, to research, develop, make, have made, use, import, export, sell, offer for sale the Licensed Product(s) in the Territory during the Term.
(b) If Emisphere has rights to Intellectual Property Controlled by a Third Party, for example under an option or a right or first refusal granted to Emisphere by such Third Party, and if such Intellectual Property is necessary or useful for Novo Nordisk to research, develop, make, have made, use, import, export, sell, offer for sale, and otherwise transfer the Licensed Product(s), then Emisphere shall, to the extent permitted under the terms of the agreement with such Third Party, obtain a license to such Intellectual Property, with a right to sublicense to Novo Nordisk, in order to ensure that it is included in the Licensed Patents and/or Licensed Know-How;
(c) Emisphere shall not grant a license to a Third Party under Emisphere Intellectual Property to research, develop, make, have made, use, import, export, sell, offer for sale and/or otherwise transfer a formulation(s) of an [*****] with a Carrier; and Emisphere shall not itself research, develop, make, have made, use, import, export, sell, offer for sale and/or otherwise transfer a formulation(s) of an [*****] with any Carrier other than to fulfill its obligations under this Agreement;
(d) Novo Nordisk shall at all times retain the unrestricted right to develop or commercialize any formulation of [*****] whether alone or with any agent that is not a Carrier.
(e) No right or license under any Intellectual Property is granted or shall be granted by implication under this Agreement. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.
2.2 Carrier Exclusivity.
     In addition to exclusivity in relation to Licensed Products set forth in Section 2.1 above, Novo Nordisk shall have the possibility to obtain exclusivity for Program Carriers (but only for Licensed Products) that are selected as Non-Exclusive Program Carriers by Novo Nordisk under this Agreement and not deselected pursuant to Section 2.2.(h) as described below. For the avoidance of doubt, no Program Carrier shall be an Exclusive Program Carrier unless it is so designated under the provisions of this Section 2.2.
     (a) At any time after the Selection Date, Novo Nordisk may request that a Program Carrier selected by Novo Nordisk as a Non-Exclusive Program Carrier become an Excusive Program Carrier by providing written notice to Emisphere, specifically identifying such Program Carrier (“Selected Program Carrier”). For purposes of this Agreement, “Exclusive Program Carrier” means a Selected Program Carrier approved in writing by Emisphere pursuant to the terms and conditions of this Section 2.2 that Emisphere shall not itself research, develop or commercialize or enable a Third Party to do so for any API for as long as that Selected Program Carrier remains an Exclusive Program Carrier under the terms of this Agreement. For purposes of this Agreement, a

“Non-Exclusive Program Carrier” is a Program Carrier licensed to Novo Nordisk under Section 2.1of this Agreement.
     (b) Emisphere shall provide written notice to Novo Nordisk of the availability of such Selected Program Carrier as an Exclusive Program Carrier within fourteen (14) days of Emisphere’s receipt of such request by Novo Nordisk. A Selected Program Carrier will not be available as an Exclusive Program Carrier if prior to the notice referred to in Section 2.2(a):
          (i) Emisphere has granted a license to a Third Party for the Selected Program Carrier;
          (ii) Emisphere is itself researching, developing or commercializing a formulation containing the Selected Program Carrier as evidenced by Emisphere’s written records; or
          (iii) the Selected Program Carrier is on the Excluded Carrier List.
     If Emisphere informs Novo Nordisk that the Selected Program Carrier is available for exclusivity, [*****]. If Emisphere informs Novo Nordisk that the Selected Program Carrier is unavailable for exclusivity because any of the conditions above is applicable, [*****].
     (c) Provided that Novo Nordisk is making the payments set forth in Section 3.4 below and [*****], the Selected Program Carrier designated as an Exclusive Program Carrier shall remain an Exclusive Program Carrier under this Agreement.
          For the avoidance of doubt, an Exclusive Program Carrier will cease being an Exclusive Program Carrier and convert to a Non-Exclusive Program Carrier if [*****].
     (d) If Novo Nordisk desires to use an Exclusive Program Carrier, as determined under Sections 2.2(a)-(c) above, or a Non-Exclusive Program Carrier, with an API or combination of APIs, in each case other than the Product, then Novo Nordisk shall notify Emisphere of such desire in writing, specifically identifying the API or combination of APIs.
     (e) In the event Novo Nordisk notifies Emisphere under Section 2.2(d) above, Emisphere shall respond within fourteen (14) days of receipt of such notice as to whether the requested API or combination of APIs, as of the date of receipt by Emisphere of such notice:
          (i) is the subject of a license with respect to any Carrier granted by Emisphere to a Third Party;
          (ii) is being researched, developed, or commercialized by Emisphere as of the date of receipt by Emisphere of such notice as evidenced by Emisphere’s written records; or

          (iii) is on the Excluded API List.
     (f) In the event that none of the conditions set forth in Section 2.2(e)(i)-(iii) are met, the Parties shall negotiate for one hundred twenty (120) days following Novo Nordisk receipt of the Emisphere availability notice (the “Negotiating Period”) in good faith a separate license agreement, or amendment of an existing license agreement, under reasonable commercial terms in which Emisphere shall grant Novo Nordisk exclusivity to the requested Exclusive Program Carrier/API formulation or Non-Exclusive Program Carrier/API formulation as the case may be to the extent Emisphere has the right to do so in view of any prior license agreements it has entered into with Third Parties. If no agreement is entered into by the expiration of the Negotiating Period, the Parties may extend the negotiating period by mutual consent.
     (g) Notwithstanding anything in this Section 2.2, and subject to the last sentence in Section 2.2(i), Emisphere’s Carriers commonly referred to as [*****] are not eligible to be Exclusive Program Carriers under this Agreement, and except for [*****], are Program Carriers under the GLP-1 Development and License Agreement.
     (h) Within thirty (30) days of the Selection Date, Novo Nordisk will have the right to provide Emisphere with a written due diligence request (hereafter “Due Diligence Request”) for the Program Carrier identified on the Selection Date. If such Due Diligence Request is provided by Novo Nordisk to Emisphere, Emisphere will provide a written response to such Due Diligence Request to Novo Nordisk no later than sixty (60) days from receipt of such Due Diligence Request. Within sixty (60) days of receipt of Emisphere’s response, and no later than one hundred fifty (150) days from the Selection Date, Novo Nordisk may, at its sole discretion, inform Emisphere in writing that [*****].
     (i) Except as set forth under Section 2.2(a) or as set forth in any development and license agreement that may be executed under Section 2.2(f), Emisphere retains the right itself under the Emisphere Intellectual Property, with the right to license Third Parties, to research, develop, make, have made, use, import, export, sell, offer to sell and otherwise transfer products in the Territory other than formulation(s) of an [*****] with any Carrier.
     (j) For the avoidance of doubt, Novo Nordisk may under the GLP-1 Development and License Agreement select a Program Carrier to be an Exclusive Program Carrier (as defined therein) under that agreement, provided that if Novo Nordisk subsequently decides to develop any such Carrier also for [*****]; and this Agreement will govern the development and commercialization of such Carrier with Product.
     (k) Furthermore, for the avoidance of doubt, except as set forth under Section 2.1 a Non-Exclusive Program Carrier may be used by Emisphere, or a Third Party licensed by Emisphere, to research, develop, commercialize, make, have made, use, import, export, sell and offer to sell with any API other than Product.

3. Fees and Payments
3.1 Novo Nordisk shall pay to Emisphere a non-refundable, non-creditable license fee of Five Million Dollars (US$5,000,000) within [*****] days after the Effective Date. Notwithstanding any other provision of this Agreement to the contrary, it shall be a condition to the effectiveness of this Agreement, including the licenses granted to Novo Nordisk hereunder, that Novo Nordisk timely make such payment to Emisphere.
3.2 Novo Nordisk shall provide Emisphere with written notice of the first occurrence of each Development and Commercialization Event (“D&C Event”) set forth below with respect to a Licensed Product within thirty (30) days after such occurrence. Within thirty (30) days of the first occurrence of each of the events set forth below with respect to a Licensed Product, Novo Nordisk shall pay to Emisphere the applicable payment set forth below, whether such milestone is achieved by Novo Nordisk, its Affiliate or any of their respective sublicensees:

D&C Event of Licensed Product(s)	US$ Payment
First Patient Dosing in Phase 1 Clinical Trial with a Licensed Product	$	[*****]
First Patient Dosing in Phase 2 Clinical Trial with a Licensed Product	$	[*****]
First Patient Dosing in Phase 3 Clinical Trial with a Licensed Product	$	[*****]
Filing with the FDA with respect to a Licensed Product	$	[*****]
FDA approval of a Licensed Product	$	[*****]
EMA approval of a Licensed Product	$	[*****]
Total	$	[*****]
The payments set forth above in this Section 3.2 shall each be payable only once for the first [*****] Licensed Products to obtain Regulatory Approval, regardless of the number of Indications for which such Licensed Product is developed or approved. All payments made to Emisphere pursuant to this Section 3.2 are non-refundable and may not be credited against any other payments payable by Novo Nordisk to Emisphere under this Agreement.
In the event that Regulatory Approval of a [*****] Licensed Product(s) is obtained and Novo Nordisk is developing a [*****] Licensed Product(s), then for each D&C Event achieved for such [*****] Licensed Product(s), Novo Nordisk shall pay Emisphere [*****] of each such D&C Event payment. The [*****] payment shall be payable only once and shall not be payable again despite potential repeated achievement of the D&C Events by a [*****] or subsequent Licensed Product(s).

3.3 Novo Nordisk shall provide Emisphere with written notice of the first occurrence of each of the events set forth below with respect to a Licensed Product within thirty (30) days after such occurrence. Within thirty (30) days of the first occurrence of each of the events set forth below with respect to a Licensed Product, Novo Nordisk shall pay to Emisphere the applicable payment set forth below, whether such milestone is achieved by Novo Nordisk, its Affiliate or any of their respective sublicensees:

Annual Net Sales Event of a Licensed Product	US$ Payment
Net Sales > $[*****] Million	$	[*****]
Net Sales > $[*****] Million	$	[*****]
Net Sales > $[*****] Million	$	[*****]
Total	$	[*****]
The payments set forth above in this Section 3.3 shall be triggered by the achievement of the specified Net Sales for a given Calendar Year for a single Licensed Product and shall be payable only once despite potential repeated achievement of the specified sales by a single Licensed Product or by different Licensed Products. All payments made to Emisphere pursuant to this Section 3.3 are non-refundable and may not be credited against any other payments payable by Novo Nordisk to Emisphere under this Agreement.
The payments outlined above shall be made in respect of the Net Sales Event above for the first [*****] Licensed Products to obtain Regulatory Approval. In the event that Regulatory Approval of a [*****] Licensed Product(s) is obtained and Novo Nordisk is developing a [*****] Licensed Product(s), then for each Annual Net Sales Event achieved for such [*****] Licensed Product(s), Novo Nordisk shall pay Emisphere [*****] of each such Net Sales Event payment. The [*****] payment shall be payable only once for such [*****] Licensed Product; and shall not be payable again despite potential repeated achievement of the Annual Net Sales Events by a [*****] or subsequent Licensed Product(s).
3.4 Additional Program Carrier Payments to Maintain the Program Carrier Exclusivity and Effects of Failure to Make Such Payments.
(a) In order to maintain Program Carriers other than Non-Exclusive Program Carriers as Exclusive Program Carriers during the Term, Novo Nordisk shall pay Emisphere, in addition to any other payments that might be owed Emisphere under Section 3.2 for the following D&C Events, the following amounts: (i) [*****] USD at the time of (A) [*****] and (B) [*****], and (ii) [*****] USD at the time of [*****]. Novo Nordisk will make the above payments to Emisphere within thirty (30) days from the occurrence of the specified additional D&C Event. For the avoidance of doubt, the above amounts are payable one time only regardless of the number of Licensed Product(s) containing the Exclusive Program Carrier(s) that might achieve the above additional D&C Events and payment of the above additional amounts shall never be due for Licensed Product(s) containing a Non-Exclusive Program Carrier.

(b) If one or more of the payments set forth in section 3.4 (a) are not timely made to Emisphere for Exclusive Program Carriers, such Carriers affected will from the date such payment was due and not made (“Non-Payment Date”), automatically convert from Exclusive Program Carriers to Non-Exclusive Program Carriers and Emisphere shall, subject to the restrictions set forth in Section 2.1 (a) and 2.1(c), have the right itself under the Emisphere Intellectual Property, with the right to license Third Parties, to research, develop, make, have made, use, import, export, sell, offer to sell and otherwise transfer formulations containing such Program Carriers in the Territory.
3.5 Royalties.
(a) For each Licensed Product Covered by an Issued Patent Claim of Licensed Patents or of Formulation Intellectual Property or Option Agreement Formulation Intellectual Property in a country, Novo Nordisk shall pay to Emisphere a royalty on the Net Sales of each Licensed Product(s) in such country as follows:

Annual Net Sales in the Territory	Royalty Rate
Less than $[*****] USD	[*****]	%
$[*****] USD — $[*****] USD	[*****]	%
Above $ [*****] USD	[*****]	%
where the total Net Sales are calculated on a Licensed Product by Licensed Product basis.
For example, royalties for Annual Net Sales of USD [*****] of a Licensed Product will amount to USD [*****] (i.e., [*****]% x USD [*****] + [*****]% x $[*****] USD +[*****]% x USD [*****]) for that year.
(b) For each Licensed Product(s) not Covered by an Issued Patent Claim of Licensed Patents or of Formulation Intellectual Property or Option Agreement Formulation Intellectual Property in a country, in consideration for Novo Nordisk’s use of the Licensed Know-How, Novo Nordisk shall pay Emisphere Know-How royalties on Net Sales of such Licensed Product(s) in such country at [*****] of the above royalty rates for a period of [*****] years from the First Commercial Sale in such country of such Licensed Product(s). For the avoidance of doubt, if a royalty is being paid under this Section and a patent claim in the Licensed Patents, Formulation Intellectual Property, or Option Agreement Formulation Intellectual Property subsequently becomes an Issued Patent Claim, then the royalty from the date of issuance of such Issued Patent Claim shall be paid under Section 3.5(a) above.
(c) In the event that the only Issued Patent Claim covering a Licensed Product(s) in a country is an Issued Patent Claim of Licensed Patents or

Formulation Intellectual Property or Option Agreement Formulation Intellectual Property which has been solely invented by Novo Nordisk, Novo Nordisk shall pay Emisphere royalties on Net Sales of a Licensed Product(s) in such country at [*****] of the above royalty.
(d) In the event Novo Nordisk is required to obtain one or more licenses under Intellectual Property Controlled by a Third Party that specifically claims a Program Carrier or claims a Program Carrier in association with an API, wherein patentability of such claim is based upon such Program Carrier, then up to [*****] of royalties otherwise payable by Novo Nordisk to Emisphere hereunder may be credited against milestones and/or fees or royalties which Novo Nordisk actually pays to such Third Party. In the event Novo Nordisk is required to obtain a license as in the preceding sentence and the Intellectual Property Controlled by the Third Party that is the subject of such license is Intellectual Property that has arisen from work conducted pursuant to a development and license agreement between that Third Party and Emisphere, then (i) up to [*****] of royalties otherwise payable by Novo Nordisk to Emisphere hereunder may be credited against milestones and/or fees or royalties which Novo Nordisk actually pays to such Third Party and (ii) Emisphere shall use Commercially Reasonable Efforts to assist Novo Nordisk in obtaining a license from such Third Party.
(e) Notwithstanding anything to the contrary, in no event will the royalty payments listed in Sections 3.5(a) and 3.5(c) be reduced by more than [*****].
(f) Royalty payments shall be calculated and reported for each calendar quarter. All royalty payments due to Emisphere under this Agreement shall be paid within thirty (30) calendar days of the end of each calendar quarter. Each payment shall be accompanied by a report of Net Sales of Licensed Products by Novo Nordisk, its Affiliates and their respective sublicensees in sufficient detail to permit confirmation of the accuracy of the payment made, including, the Net Sales of such Licensed Products in the Territory and country by country, and the royalty payable. Novo Nordisk shall keep, and shall cause its Affiliates and their respective sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Licensed Products in sufficient detail to permit Emisphere to confirm the accuracy of all payments due hereunder as set forth in Section 7.6.
3.6 Emisphere Change of Control to a Novo Nordisk Technological Competitor. Upon any occurrence of an Emisphere Change of Control to a Novo Nordisk Technological Competitor, Novo Nordisk (i) reporting obligations to Emisphere under this Agreement and (ii) information obligations to Emisphere under this Agreement [*****].
3.7 General Provisions Applicable to Payments. Emisphere shall be responsible for and shall bear any taxes levied upon payments received by Emisphere and Emisphere hereby authorizes Novo Nordisk to withhold such taxes from the payments which are payable to Emisphere in accordance with this Agreement if Novo Nordisk is either required to do so under applicable law or directed to do so by a governmental authority. Upon Emisphere’s written request, Novo Nordisk shall, with respect to the laws of Denmark, reasonably support Emisphere in its legal efforts to minimize any such withholding taxes and provide Emisphere with information about and necessary for any documentation needed to reduce withholding to a legal minimum.
3.8 Wire Transfer. All payments to be made by Novo Nordisk to Emisphere under this Agreement shall be made by wire transfer from Novo Nordisk to the following account of Emisphere:
[*****]
ABA [*****]
Account number: [*****]
Account Name: Emisphere Technologies, Inc.
3.9 Loss of Exclusivity of Novo Nordisk’s License Rights under Section 2. If, during the Term, either Party becomes aware that a Third Party obtains ownership or license rights to Emisphere Intellectual Property that results in a loss of exclusivity granted to Novo Nordisk under Section 2, then (a) such Party will promptly notify the other Party and (b) all future payments by Novo Nordisk under Sections 3.2, 3.3, 3.4, and 3.5 shall be reduced by [*****] percent (%).
4. Product Development
4.1 Novo Nordisk shall, at its own cost and discretion, develop and obtain Regulatory Approval for the Licensed Product(s).
4.2
(a) Subject to the limitations provided in the definition of Program Carriers and Section 2.2(g) above, the Parties shall jointly select the Program Carriers for use in Licensed Products which are to be provided to, and screened by, Novo Nordisk. Emisphere shall use Commercially Reasonable Efforts to provide documentation specified by Novo Nordisk concerning the Program Carriers. The Parties agree that the Know-How related to the Program Carriers provided to Novo Nordisk, including structures of such Program Carriers and their availability as Exclusive Program Carriers at the time, must be disclosed by Emisphere to Novo Nordisk. Any Know-How related to Program Carriers provided to Novo Nordisk prior to the Effective Date shall be provided to Novo Nordisk promptly following execution of the Agreement, if any such Know-How has not already been provided. For the avoidance of doubt, once a specific Carrier has been jointly selected as a Program Carrier, Emisphere may not enter such Carrier on the Excluded Carrier List.
(b) Upon selection of a Carrier to be a Program Carrier in accordance with Section 4.2 (a), Know-How related to such Program Carrier shall become Licensed Know-How as of the Selection Date. Emisphere shall continue to provide Licensed Know-How to Program Carriers to Novo Nordisk throughout the Term.
(c) If requested by Novo Nordisk, representatives of Emisphere shall participate, at Novo Nordisk’s cost, in a technology transfer session(s) of commercially reasonable scope and length to be held in Denmark or in the US as decided by Novo Nordisk at its sole discretion.
4.3 Novo Nordisk shall be solely responsible for the development, development plan(s), and commercialization for the Licensed Product(s) and for all of the costs of the development and commercialization of the Licensed Product(s). Novo Nordisk shall own all clinical data and other results, without limitation, arising out of the work under this Agreement and shall continue to own all data and results which were generated under the Option Agreement from the carrying out of the Work Plan (as defined in the Option Agreement) and reports describing such data and results. Novo Nordisk shall not, directly or indirectly, attempt to chemically modify, or create derivative materials from any Program Carriers.
4.4 Emisphere shall use Commercially Reasonable Efforts to perform any development or commercialization activity undertaken by Emisphere as part of the development plan(s). Novo Nordisk shall compensate Emisphere for its out of pocket costs, including costs for personnel at an hourly rate of $[*****] USD for any development or commercialization activities including technical support, manufacturing support, regulatory support, and support of scale-up/supply activities undertaken by Emisphere at Novo Nordisk’s written request, subject to annual revision to reflect inflation. Novo Nordisk shall be notified in writing in advance of such revision of the hourly rate.
4.5 Novo Nordisk shall use Commercially Reasonable Efforts to develop Licensed Product(s) for one Indication in the Territory as decided by Novo Nordisk at its sole discretion and shall comply with all governmental laws and regulations applicable in any such jurisdiction in the development of and obtaining Regulatory Approval for Licensed Products in the jurisdiction.
4.6 Novo Nordisk may, at its sole discretion, decide on development of any additional Licensed Product(s) and/or Indications for any Licensed Product(s) at its own expense.
4.7 Novo Nordisk shall provide Emisphere with
(a) Starting with the Calendar Year 2012, a written annual report within one month after Novo Nordisk’s annual project review, such report to be limited to the Novo Nordisk [*****] for all Licensed Product(s), including significant progress toward achievement of each of the D&C Events and future projected time lines for each of the D&C Events;
(b) A written notice 30 days prior to any upcoming D&C Events; and
(c) A written notice 30 days after the first occurrence of any D&C Events as specified in Section 3.2.

In addition,
(d) Novo Nordisk shall inform Emisphere with no undue delay in the event a D&C Event is postponed by at least one quarter as compared to the most recent annual report; and
(e) Novo Nordisk shall provide to Emisphere within (10) days any information reasonably requested by Emisphere on an ad hoc basis on the progress of the development of all Licensed Product(s).
4.8 Novo Nordisk shall be solely responsible for all regulatory and filing activities and shall solely own all regulatory documents and registrations including all clinical trial applications and marketing applications filed with any regulatory agency in any jurisdiction. Novo Nordisk shall inform Emisphere of scheduled meetings, teleconferences and other interactions with regulators to the extent regulators allow them but Emisphere shall not be allowed to participate in any of the aforementioned except to the extent that they pertain to Non-Exclusive Program Carriers. Novo Nordisk shall also provide copies of any subsection of any regulatory submission which is related to Program Carriers to Emisphere in a timely fashion. Emisphere may disclose such information as it pertains to any Non-Exclusive Carrier to its Third Party licensees provided (1) such Third Party is not developing or commercializing any formulation of an [*****] and (2) Emisphere and such Third Party licensees enter into a written agreement (A) under terms and conditions regarding use, handling and non-disclosure of such information that are at least as restrictive as under this Agreement and (B) specifying that if such Third Party later initiates development or commercialization of any formulation of an [*****], then at the time of such initiation the Third Party must return to Emisphere any information provided under this section. Upon the reasonable request of Novo Nordisk, Emisphere shall promptly, at Novo Nordisk’s costs, provide Novo Nordisk with information and reasonable assistance for any Novo Nordisk submission to a Regulatory Authority including but not limited to activities to support timely fulfillment of postapproval and/or postmarketing requirements. Upon the reasonable request of Emisphere, Novo Nordisk shall promptly, at Emisphere’s costs, provide Emisphere with information and reasonable assistance for any submission to a Regulatory Authority regarding or relating to a Non-Exclusive Program Carrier. Each Party shall promptly inform the other Party of any material change in information provided under this Section 4.8.
5. Commercialization of Licensed Product
5.1 Novo Nordisk shall direct, at its own cost and discretion, the marketing and sales activities world-wide.
5.2 Sales shall be booked by Novo Nordisk.
5.3 Novo Nordisk shall use Commercially Reasonable Efforts to market and sell Licensed Product(s) in the Territory as decided by Novo Nordisk at its sole discretion and shall comply with applicable governmental laws and regulations applicable in any such jurisdiction for marketing and selling of Licensed Product(s). Upon the reasonable request of Novo Nordisk, Emisphere shall promptly, at Novo Nordisk’s costs, provide Novo Nordisk with information and reasonable assistance for Novo Nordisk to comply with any regulations applicable to Licensed Product(s), including without limitation Novo Nordisk’s meeting its reporting and other obligations to maintain and update any Marketing Approval for Licensed Product(s). Emisphere shall promptly inform Novo Nordisk of any change in information provided by Emisphere under this Section 5.3.
5.4 Each Party shall provide the other Party with notice, within one (1) business day after notification or other information (directly or indirectly) that it receives from any Regulatory Authority, and/or for Emisphere from a Third Party, (and providing, as soon as reasonably possible, copies of any associated written requests) that (a) raises any material concerns regarding the safety or efficacy of a Program Carrier or a Licensed Products), (b) indicates or suggests a Third Party claim arising in connection with a Program Carrier or a Licensed Product(s) or (c) is reasonably likely to lead to a Recall (as defined in Section 5.5) of a Program Carrier or a Licensed Product(s). Information that shall be disclosed (to the extent it relates to the subject matter of section (a) through (c), inclusive) pursuant to this Section 5.4 shall include without limitation:
(a) inspections by a Regulatory Authority of manufacturing, distribution or other related facilities concerning a Program Carrier or a Licensed Products(s);
(b) inquiries by a Regulatory Authority concerning clinical investigation activities (including inquiries of investigators, clinical monitoring organizations and other related parties) with respect to a Program Carrier or a Licensed Product(s);
(c) any material communication (in any form, including written, oral or electronic form) from a Regulatory Authority involving the manufacture or commercialization of a Program Carrier or a Licensed Product(s) or any other Regulatory Authority reviews or inquiries relating to any event set forth in this Section 5.4;
(d) an initiation of any Regulatory Authority investigation, detention, seizure or injunction concerning a Program Carrier or a Licensed Product(s); and
(e) any other regulatory action (e.g., proposed labeling or other registrational dossier changes and recalls) that would affect a Program Carrier or a Licensed Product(s).
In the event that any of the above information concerns a Non-Exclusive Program Carrier and Emisphere deems it needs to disclose any such information to a Third Party licensee of such Program Carrier, Emisphere shall ensure that such Third Party(ies) enter into a written agreement under terms and conditions regarding use, handling and non-disclosure of such information that are at least as restrictive as under this Agreement.
5.5 Novo Nordisk shall make all decisions, at its sole discretion, with respect to any recall, market withdrawals or any other corrective action related to Licensed Product(s) (collectively, “Recalls”) for safety reasons or as may be mandated by a Regulatory Authority or voluntarily decided by Novo Nordisk, and Novo Nordisk shall have the responsibility for conducting such Recalls at its costs. Novo Nordisk shall notify Emisphere of (a) any voluntary decision by Novo Nordisk to conduct any Recall and the reasons therefor or (b) any Recall mandated by a Regulatory Authority. Emisphere shall promptly notify Novo Nordisk of any recommendation by Emisphere to conduct a Recall for any reason, for consideration by Novo Nordisk and at Novo Nordisk’s sole discretion.
Novo Nordisk shall hold and control the global pharmacovigilance database in relation to Licensed Product(s), including without limitation, at its sole discretion, the database format. For Non-Exclusive Program Carriers, the Parties shall exchange the annual safety report/periodic safety report prepared by each Party on such Non-Exclusive Program Carrier and shall notify each other promptly of any material concerns regarding the safety of such Non-Exclusive Program Carriers. For the avoidance of doubt Novo Nordisk shall not be obligated to provide Emisphere with safety information which in Novo Nordisk’s good faith evaluation is solely attributable to [*****]. In the event that Emisphere deems it needs to disclose any such safety information as described in the preceding sentence to a Third Party licensee of such Program Carrier, Emisphere shall ensure that such Third Party(ies) enter into a written agreement under terms and conditions regarding use, handling and non-disclosure of such information that are at least as restrictive as under this Agreement.
5.6 Novo Nordisk shall be responsible for handling all customer complaints in relation to Licensed Product(s). Upon Novo Nordisk’s reasonable request, Emisphere agrees to promptly provide Novo Nordisk, at Novo Nordisk’s costs, with reasonable assistance in order for Novo Nordisk to address such customer complaints appropriately. If requested by Emisphere for regulatory purposes or to meet obligations to Third Party licensee of a Non-Exclusive Program Carrier, Novo Nordisk will, at Emisphere’s costs, provide Emisphere with copies of severe (in Novo Nordisk’s good faith evaluation) customer complaints, that (in Novo Nordisk’s good faith evaluation) relate or refer to a Licensed Product that contain a Non-Exclusive Program Carriers and annual summaries of such severe customer complaints relating or referring to Licensed Product(s) that contain Non-Exclusive Program Carriers. In the event that any of the above information concerns a Non-Exclusive Program Carrier and Emisphere deems it needs to disclose any such information to a Third Party licensee of such Program Carrier, Emisphere shall ensure that such Third Party(ies) enter into a written agreement under terms and conditions regarding use, handling and non-disclosure of such information that are at least as restrictive as under this Agreement.
5.7 Novo Nordisk shall be responsible for handling all adverse drug experiences in relation to Licensed Product(s) and for making all decisions related thereto. Upon Novo

Nordisk’s reasonable request, Emisphere agrees to promptly provide Novo Nordisk, at Novo Nordisk’s costs, with reasonable assistance in order for Novo Nordisk to handle such adverse drug experiences appropriately. If requested by Emisphere for regulatory purposes or to meet obligations to Third Party licensee of a Non-exclusive Program Carrier, Novo Nordisk will, at Emisphere’s costs, promptly provide Emisphere with copies of adverse drug experiences that (in Novo Nordisk’s good faith evaluation) may relate or refer to Non-Exclusive Program Carriers and annual summaries of adverse drug experiences that (in Novo Nordisk’s good faith evaluation) relate or refer to Licensed Product(s) that contain Non-Exclusive Program Carriers. In the event that any of the above information concerns a Non-Exclusive Program Carrier and Emisphere deems it needs to disclose any such information to a Third Party licensee of such Program Carrier, Emisphere shall ensure that such Third Party(ies) enter into a written agreement under terms and conditions regarding use, handling and non-disclosure of such information that are at least as restrictive as under this Agreement.
6. Supply of Licensed Products and Program Carrier(s)
6.1 Novo Nordisk shall be responsible for product supply of Licensed Product(s) in the Territory.
6.2 Except as set forth in Section 6.4, Novo Nordisk shall use Commercially Reasonable Efforts to manufacture and supply Licensed Product(s) and shall comply with all governmental laws and regulations applicable in the relevant jurisdictions in manufacturing and supplying Licensed Product(s). Novo Nordisk shall have the right to manufacture Program Carriers for use in Licensed Product(s) itself and/or by Emisphere and/or to contract with one or more reputable Third Parties for the purpose of such manufacturing, wholly or in part. Should Novo Nordisk decide to use a Third Party(ies), [*****], to manufacture Licensed Product(s) and/or some or all of Program Carrier(s) for use in Licensed Products and/or by Emisphere, Novo Nordisk agrees to provide to such Third Party(ies) only that information related to Program Carriers necessary for manufacturing Licensed Products and/or Program Carriers for use in Licensed Products and/or by Emisphere and to enter into a written agreement with such Third Party(ies) under terms and conditions regarding use, handling and non-disclosure of such information related to Program Carriers and/or Licensed Products that are at least as restrictive as under this Agreement.
6.3 As part of the Licensed Know-How transfer process set forth in Section 4.2, Emisphere shall transfer to Novo Nordisk the Licensed Know-How necessary for the manufacture of the Licensed Product(s) or for the manufacture of Program Carriers for use in Licensed Products, and Novo Nordisk shall reimburse Emisphere for its reasonable and documented out of pocket costs and its reasonable and documented costs for personnel associated with such transfer. The FTE rate agreed in Section 4.4 shall apply.
6.4 If requested by Novo Nordisk and if Emisphere in its reasonable discretion has available resources at the time of such request, the Parties shall within one (1) month of

Novo Nordisk’s written request to Emisphere enter into negotiations in good faith of a Supply and Quality Agreement concerning supply by Emisphere of Program Carrier(s) to Novo Nordisk at a price which cannot exceed [*****] percent above Emisphere’s documented manufacturing costs (i.e., the FTE rate agreed in Section 4.4 does not apply in this case) and in an amount sufficient for Novo Nordisk to satisfy its responsibility for product supply of Licensed Product(s) in the Territory. The Supply and Quality Agreement will concern supply by Emisphere of Program Carriers to Novo Nordisk to be used by Novo Nordisk in the continued toxicology studies and with an option for Novo Nordisk to have Emisphere supply Program Carriers for Novo Nordisk’s Phase 1 Clinical Trial. Novo Nordisk shall have the right to terminate the Supply and Quality Agreement without cause with a reasonable notice to be agreed upon.
7. Records and Audit Rights
7.1 Development and Manufacturing Records. To the extent applicable, each Party shall comply (and shall ensure that their Affiliates and in Novo Nordisk’s case, also its sublicensees,) with current Good Laboratory Practices, Good Clinical Practices and Good Manufacturing Practices as required by the Regulatory Authority in any relevant jurisdiction of the Territory and shall make (and shall ensure that their Affiliates’ make, and in Novo Nordisk’s case, also its sublicensees’ make) all facilities and records available for audit by any Regulatory Authority and by the other Party as set forth in this Agreement where work is performed by one Party at the request of the other Party.
7.2 Data Retention and Documentation. Each Party, at its own costs, shall be responsible for archiving all relevant and required original documentation and raw data in relation to the research, development, manufacturing and control of Program Carriers and Licensed Product(s). The Parties shall keep all original notebooks indefinitely and the Parties shall archive development documentation in accordance with their documentation control policies, which shall comply with all applicable laws. All original documentation related to manufacturing shall be kept for sixteen (16) years. Emisphere is to provide Novo Nordisk with copies of reasonably accessible documentation that it has with respect to research, development, manufacture and control of Program Carriers, except original lab notebooks, copies of which will be provided to Novo Nordisk; provided, however, that any original documentation relating to manufacture and control of Program Carriers that Emisphere does not provide to Novo Nordisk shall be archived for twenty (20) years, and provided that Emisphere must provide documentation to Novo Nordisk, which is relevant for the development report of the final product. In case Emisphere desires to discard the data and documentation relating to manufacture and control of Program Carriers or the original lab notebooks Emisphere shall notify Novo Nordisk of such decision and Novo Nordisk may assume responsibility for the archiving thereof at Novo Nordisk’s cost.
7.3 Quality Audits. With respect to work performed under Section 4.4 by Emisphere and Emisphere’s supply of Program Carriers under Section 6.4, Novo Nordisk shall have the right, at its own costs, once a year upon reasonable prior written notice to conduct during business hours quality assurance audits of the relevant parts of Emisphere quality management systems and of development, manufacturing, storage or shipping facilities, including computer systems such as those that capture, analyze or store study information or results, where work on the development, manufacture, storage or shipping of Program Carriers and/or Licensed Product(s) is conducted, as reasonably deemed necessary by Novo Nordisk in order to ensure that such facilities meet the standards of Novo Nordisk and any applicable Regulatory Authority, including cGCP, cGLP and cGMP. If a Quality Audit identifies any non-conformity, Emisphere must rectify such non-conformity within a time period mutually agreed by the Parties.
7.4 Regulatory Inspections. Upon reasonable advance notice and during normal business hours, Emisphere shall allow any applicable Regulatory Authority to inspect Emisphere facilities and to conduct reviews of any original documents or reports or any facilities that are deemed by such Regulatory Authority to be related to a Program Carrier and/or Licensed Product(s). Emisphere shall reply promptly to the requests of such Regulatory Authority and will follow up promptly on actions required by such Regulatory Authority without Novo Nordisk incurring additional cost. Emisphere shall inform Novo Nordisk promptly in writing if any Regulatory Authority contacts Emisphere with respect to such matters. Emisphere shall in all cases provide to Novo Nordisk copies of all correspondence with such Regulatory Authority. Each Party shall provide assistance when reasonably requested by the other Party for inspections by a Regulatory Authority relating to Licensed Product(s). If a regulatory inspection is taking place at Novo Nordisk, Emisphere shall, upon Novo Nordisk’s request, provide Novo Nordisk with copies of original records kept by Emisphere required for such inspection within the time frame required for such inspections.
Novo Nordisk shall promptly inform Emisphere in writing if any Regulatory Authority contacts Novo Nordisk regarding, or conducts, a review or inspection relating to any Non-Exclusive Program Carrier and shall promptly provide Emisphere copies of correspondence with such Regulatory Authority that is related to such Non-Exclusive Program Carrier. If for regulatory purposes or to meet obligations to Third Party licensee of a Non-Exclusive Program Carrier, Emisphere deems it needs to disclose any such information to a Third Party licensee of such Non-Exclusive Program Carrier, Emisphere shall ensure that such Third Party(ies) enter into a written agreement under terms and conditions regarding use, handling and non-disclosure of such information that are at least as restrictive as under this Agreement.
7.5 Business Books of Accounts and Records. Each Party shall keep complete, true and accurate books and records relating to this Agreement, and for Novo Nordisk, including Net Sales and royalties, for at least three (3) years following the calendar quarter to which the information relates.
7.6 Audit Rights Pertaining to Sales or Other Disposition of Licensed Product(s). During the Term and for three (3) years thereafter, Novo Nordisk shall keep (and cause its Affiliates and sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Licensed Products in sufficient detail to permit Emisphere to confirm the accuracy of royalties due hereunder. During such time, Emisphere shall have the right to appoint from time to time up to two accountants from an independent well-reputable accounting firm (“Auditor”) acceptable to Novo Nordisk to audit the relevant

Net Sales records of Novo Nordisk and its Affiliates (as applicable) to verify the accuracy of the relevant Net Sales report and royalties payable, by inspection of relevant books of accounts and records, subject to the following terms:
(a) Prior to inspecting any accounts and records, the Auditor must enter into a confidentiality agreement with Novo Nordisk reasonably satisfactory to Novo Nordisk.
(b) Novo Nordisk and its Affiliates shall make their books and records available for inspection by the Auditor solely to verify the accuracy of its Net Sales report and royalties payable.
(c) Emisphere shall give at least thirty (30) days prior notice to Novo Nordisk of when its Auditor shall visit Novo Nordisk and its Affiliates.
(d) Novo Nordisk and its Affiliates shall give access to the Auditor to the relevant books and records during regular business hours at the place or places where the books and records are usually kept. While inspecting such accounts and records, the Auditor must abide by all of Novo Nordisk’s standard rules and regulations and the Auditor will not be entitled to take copies of any such accounts and records.
(e) The Auditor shall prepare and deliver to each Party a report setting out its findings no later than thirty (30) days after the audit has been completed.
(f) Any report by an Auditor under this Section 7.6 shall be deemed Confidential Information of Novo Nordisk and Emisphere shall keep confidential, in accordance with Section 11, the report received from the Auditor and any other information received or learnt in connection with the audit.
(g) Emisphere’s audit right under this Section 7.6 may not be exercised more than once in a Calendar Year and once a particular Calendar Year is audited, it may not be reaudited.
(h) Emisphere shall bear the audit costs, except where the audit shows that Novo Nordisk has underpaid Emisphere by more than [*****] of the total amount due for a Calendar Year, in which case Novo Nordisk shall pay for Emisphere’s reasonable and documentable audit costs. Emisphere shall indemnify and hold Novo Nordisk harmless from any losses resulting from any negligence or any other act or omission on the part of the Auditor’s’ inspecting and auditing records and accounts under this Section 7.6.
(i) Where there has been an underpayment, Novo Nordisk shall pay to Emisphere the underpayment (together with reasonable and documentable audit costs if applicable) due within thirty (30) days of its receipt of the Auditor’s report. In the case of overpayment by Novo Nordisk, Novo Nordisk may, at its option, offset any future royalty payments payable to Emisphere by the amount of overpayment, or it may request reimbursement from Emisphere within thirty (30) days of its receipt of the Auditor’s report.
(j) Upon the expiration of thirty six (36) months following the end of any calendar quarter, the report or calculation of any sums payable under this Agreement by Novo Nordisk with respect to such calendar quarter will be binding and conclusive upon Emisphere, and Novo Nordisk will be released from any liability or accountability with respect to such report or calculation and any payments made thereto.
8. Intellectual Property
8.1 Each Party shall be responsible at its own costs, for taking all steps necessary to prosecute, maintain and enforce Intellectual Property Controlled by that Party, subject to the following:
     (a) Prosecution of Licensed Patents.
(i) Emisphere shall, at least twice in each Calendar Year and at minimum intervals of five months, during the Term provide Novo Nordisk with a list of Licensed Patents providing relevant filing, priority, and status information (the “Semiannual Licensed Patent Report”), beginning on the date that is six (6) calendar months following the Effective Date.
(ii) Emisphere shall provide Novo Nordisk with timely notification regarding any information it discovers during the Term that may be reasonably considered to impact the validity, enforceability, scope or term of any Licensed Patent, as long as doing so would not I violate the attorney-client privilege between Emisphere and its attorneys.
(iii) Emisphere shall timely provide Novo Nordisk with copies of all correspondence from and to any Patent Authority or any Third Party, excluding correspondence from Emisphere’s outside counsels to Emisphere, regarding Licensed Patents.
(iv) Emisphere shall provide Novo Nordisk with a copy of any proposed filing with any Patent Authority or any proposed written communication to a Third Party, excluding communications from Emisphere’s outside counsels, in connection with proceedings before any Patent Authority in the Licensed Patents and shall permit to Novo Nordisk a reasonable opportunity (at least 10 calendar days) to review and comment on any proposed filing with respect to such Licensed Patents. Notwithstanding the foregoing and for the avoidance of doubt, Emisphere shall have the sole decision-making authority over any and all filings with any Patent Authority.

(v) For any Licensed Patent covering a Program Carrier that has not been deselected under Section 2.2 (h) of this Agreement by Novo Nordisk for which Novo Nordisk is the sole licensee of such Program Carrier, Emisphere shall not make any disclaimer of term or subject matter of any Licensed Patents without Novo Nordisk’s prior written consent; provided, however, that Novo Nordisk shall not unreasonably withhold or delay such consent with respect to Emisphere filing a terminal disclaimer in the course of prosecuting a patent application in the United States that Emisphere deems reasonably necessary to advance such prosecution. For any patent application in the Emisphere Intellectual Property for which Novo Nordisk is not the sole licensee, then the provisions of Section 8.1(a)(iv) shall apply.
(vi) Emisphere shall not settle any inter partes proceedings before any Patent Authorities regarding Licensed Patents (including any opposition proceedings, interference proceedings, or any inter partes re-examination proceeding) covering a Program Carrier that has not been deselected by Novo Nordisk under Section 2.2 (h) of this Agreement without Novo Nordisk’s prior written consent which shall not be unreasonably withheld. This Section, however, shall not apply to any inter partes proceeding to which Novo Nordisk is a party.
(vii) Emisphere agrees that it shall not abandon or narrow the claims of any Licensed Patents covering a Program Carrier that has not been deselected by Novo Nordisk under Section 2.2 (h) of this Agreement so that they no longer cover such Program Carriers (to the extent they already cover Program Carriers), their use or manufacture, in any country unless it has received Novo Nordisk’s written consent to do so which consent shall not be unreasonably withheld by Novo Nordisk or unless such Licensed Patents have been finally rejected.
(viii) If Emisphere elects to discontinue prosecution or maintenance of any Licensed Patent, Emisphere shall so advise Novo Nordisk in writing at least sixty (60) calendar days in advance of such discontinuance. Novo Nordisk and Emisphere shall discuss in good faith whether such Licensed Patent should be discontinued.
(ix) In the event that a Selected Program Carrier becomes and remains an Exclusive Program Carrier as set forth in Section 2.2, Emisphere shall use reasonable efforts to prosecute patent applications, pending at the time Emisphere receives the Novo Nordisk notice in accordance with Section 2.2(b) and during the Term, [*****].
(b) Enforcement of Intellectual Property.

(i) Each Party shall promptly report in writing to the other Party during the Term (a) any known or suspected infringement of, or unauthorized use of, or challenge to, any of the Emisphere Intellectual Property or Novo Nordisk Intellectual Property, (b) any certification filed pursuant to 21 U.S.C. § 355(b)(2)(A) (or any amendment or successor statute thereto) claiming that any Patent Rights within Emisphere Intellectual Property or Novo Nordisk Intellectual Property is invalid or otherwise unenforceable, or that infringement will not arise from the manufacture, use, import, offer for sale, or sale of a product by a Third Party or (c) any claim by a Third Party that the development, manufacture or commercialization of any Licensed Product infringes or misappropriates the intellectual property rights of that Third Party and shall provide the other Party with all available evidence supporting such known or suspected infringement or unauthorized use. For any of the disclosure or notification obligations of the Parties under this Section, it is understood that all information disclosed under such obligations is covered by the provisions of Section 11, and further that neither Party shall be required, by such obligations, to disclose legally privileged information or information in respect of which such Party is subject to confidentiality or other contractual obligations to Third Parties unless required to do so by operation of law.
Emisphere shall have the first right but not obligation to enforce and/or defend the Licensed Patents or Licensed Know-How. Within thirty (30) days after receiving notice of an infringement or a lawsuit on the validity of a patent (or, in the case of a certification received pursuant to either 21 U.S.C. §§ 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions, or any similar provision in a country in the Territory other than the United States, within twenty (20) days), Emisphere shall decide if it shall institute legal action to enforce and/or defend the Licensed Patents or Licensed Know-How and shall notify Novo Nordisk of its decision. For any alleged infringement of a Licensed Patent by the research, development, making, having made, using, importing, exporting, selling or offering for sale in any country in the Territory a formulation of a Carrier and a Product, if
          (a) Novo Nordisk is the sole licensee of the relevant Licensed Patent at the time of any report under Section 8.1(b)(i) and Emisphere decides not to assert and/or defend such Licensed Patent, then Novo Nordisk shall have the right, but not the obligation, to initiate and conduct legal action against the alleged infringer; or
          (b) Novo Nordisk is not the sole licensee of the relevant Licensed Patent at the time of any report under Section 8.1(b)(i) and Emisphere decides not to enforce and/or defend such Licensed Patent, [*****].

In the event Novo Nordisk is permitted to initiate and/or conduct any legal action to enforce and/or defend the Licensed Patent(s) or Licensed Know-How, as provided above, Novo Nordisk shall inform Emisphere of its intent to do so within 30 days of receipt from Emisphere of its decision not to enforce and/or defend; and in such case Emisphere shall provide Novo Nordisk with all reasonable assistance in such legal action. Emisphere shall have the right to join, at its own expense, any such legal action and to be represented in such action by its own counsel. If Emisphere is required under any law to join any such legal action initiated by Novo Nordisk or if the failure of Emisphere to be a Party to such suit, action, or proceeding would in the opinion of counsel to Novo Nordisk risk dismissal thereof, Emisphere shall execute all papers and perform such other acts as may be reasonably required to permit the litigation to be initiated or conducted (including initiating a suit before a court or tribunal at Novo Nordisk’s request or permitting Novo Nordisk to initiate a legal action under this Section in the name of Emisphere and Novo Nordisk), and Novo Nordisk shall reimburse Emisphere for its reasonable expenses relating to its joining thereto and participation therein. If Emisphere is required to be joined as a Party in any such action, then upon the request of Novo Nordisk, Emisphere shall waive any objection to such joinder on the grounds of personal jurisdiction, venue, or forum non conveniens.
The Party enforcing and/or defending the Licensed Patents or Licensed Know-How shall conduct such legal action in a way that shall not have a material adverse impact on the rights granted to Novo Nordisk under the license and on the Licensed Patents or Licensed Know-How. The Party enforcing and/or defending the Licensed Patents or Licensed Know-How may enter into any settlement, consent judgment, or other voluntary final disposition of any action contemplated by this Section 8.1(b)(i) without the other Party’s prior consent; provided that A) the other Party receives a general release of any claims against it in such proceeding and is promptly provided thereafter a copy of such settlement, consent judgment or other voluntary disposition and B) such settlement does not have a material adverse impact on the rights granted to Novo Nordisk under the license and on the Licensed Patents or Licensed Know-How or result in a material payment by the other Party to a Third Party. Any other settlement, consent judgment or voluntary final disposition of any proceeding under this Section 8.1(b)(i) by the Party enforcing and/or defending the Licensed Patents or Licensed Know-How shall require the prior written consent of the other Party, which consent such other Party shall not unreasonably withhold.
(ii) With respect to any suit or action regarding Licensed Patents and/or Licensed Know-How as set forth in the above Section 8.1(b)(i), any recovery obtained as a result of any such proceeding, by settlement or otherwise, shall first be used to reimburse Novo Nordisk and Emisphere, if any, for their reasonable out-of-pocket costs and legal fees incurred in the conduct of such proceedings and any remaining amount shall be divided as follows: 80% to the Party conducting the suit or action and 20% to the other Party.
(c) Background Intellectual Property shall remain the property of the Party Controlling the same.
(d) Ownership of Foreground Intellectual Property shall be as follows:
(i) Novo Nordisk shall own exclusively Novo Nordisk Foreground Intellectual Property; and
(ii) Emisphere shall own exclusively Emisphere Foreground Intellectual Property.
(e) Emisphere shall upon execution of this Agreement assign to Novo Nordisk all of Emisphere’s right, title and interest in, under and to Option Agreement Formulation Intellectual Property, and cause any employees, agents or consultants of Emisphere and its Affiliates to execute formal assignments and any such instruments prepared by Novo Nordisk, which Novo Nordisk deems necessary to vest Novo Nordisk’s sole ownership of such Option Agreement Formulation Intellectual Property.
(f) Novo Nordisk shall develop trademarks and trade dress in connection with the marketing, sale, advertising and/or promotion of the Licensed Product(s) in the Territory. Novo Nordisk shall own such trademark(s) and trade dress and shall prosecute, maintain and enforce such trademarks and trade dress at its own cost and discretion. Notwithstanding the foregoing, Emisphere shall cooperate with Novo Nordisk and use reasonable efforts to assist Novo Nordisk in the protection of such trademarks and trade dress, including by promptly notifying Novo Nordisk of any known, threatened or suspected infringement, imitation or unauthorized use of or unfair competition relating to such trademarks and trade dress.
(g) Emisphere and Novo Nordisk agree that upon the written request of Novo Nordisk the Parties will in good faith initiate negotiations and use reasonable efforts to agree to and enter an amendment to this Agreement no later than 90 calendar days after Emisphere receipt of notice hereunder, incorporating contractual provisions adequately reflecting the Patient Protection and Affordable Care Act (H.R. 3590) dated March 21 2010 (and which was passed by the Senate on December 24, 2009). In particular, the Parties will amend this Agreement in a manner enabling Novo Nordisk to respond in a satisfactory and timely manner to any biosimilar applications and patent proceedings of said Act under Subtitle A of

Title VII Biologics Price Competition and Innovation relating to a Licensed Product, including obligations on Emisphere to cooperate and provide information as required by Novo Nordisk.
(h) Novo Nordisk will semi-annually in January and August of each Calendar Year, starting August 2011, prepare a general report to Emisphere in relation to the status of its patent filings concerning Formulation Intellectual Property, the contents of such report being subject to Novo Nordisk reasonable discretion. For the avoidance of doubt, the report under this Section 8.1 (h) constitutes Novo Nordisk Confidential Information under Section 11.
8.2 Patent Term Extension.
(a) Emisphere shall advise Novo Nordisk in writing within five (5) business days of receipt by Emisphere of any communications from any Regulatory Authority that may be reasonably considered pertinent to an extension of the term of a Patent Right for a Licensed Product(s) (including patent term restoration under the U.S. Patent Statutes (35 U.S.C. §§1-376) and supplementary protection certificates in the member states of the European Union or European Economic Area, or Switzerland) (collectively “Extensions”).
(b) Novo Nordisk shall have the right, at its sole discretion, to seek, or direct Emisphere to seek where appropriate, an Extension of the term of any Licensed Patent or of any patent Controlled by Novo Nordisk for a Licensed Product(s). Novo Nordisk shall inform Emisphere in writing of its election (“Novo Nordisk’s Election Notice”) of which patent Novo Nordisk will apply for Extension on in a given country at least 30 days prior to applying for such restoration with the Patent Authority in that country.
     (c) Emisphere covenants and agrees:
(i) to not seek an Extension of the term of any Licensed Patents without Novo Nordisk’s prior written consent which shall not be unreasonably withheld.
(ii) where Novo Nordisk elects to apply for Extension of a Licensed Patent, to authorize Novo Nordisk to act as Emisphere’s agent before any Patent Authority, including granting Novo Nordisk or its representatives any power of attorney necessary to seek such extension.
(iii) to cooperate with any efforts by Novo Nordisk to extend the term of any Patent Right for a Licensed Product(s), including diligently supplying all information relating to such Extension to Novo Nordisk, and executing supporting documents required to comply with applicable law pertaining to the Extension of patent terms.

(d) If Novo Nordisk seeks and obtains an Extension on only a single patent in a given country and such patent is a Licensed Patent or a patent within Formulation Intellectual Property or Option Agreement Formulation Intellectual Property (hereafter a “Section 3.5(a) Patent”), then Novo Nordisk shall continue to pay royalties pursuant to Section 3.5 on Net Sales of Licensed Product(s) in such country for the period for which the term of the Section 3.5(a) Patent is extended.
(e) If Novo Nordisk seeks and obtains an Extension on more than one patent in a given country and at least one such patent is a Section 3.5(a) Patent, then Novo Nordisk shall continue to pay royalties pursuant to Section 3.5 on Net Sales of Licensed Product(s) in such country for the period for which the term of the Section 3.5(a) Patent is extended. Novo Nordisk shall not however pay royalties for Net Sales of Licensed Product(s) in such country for the period by which the extended term of any patent Controlled by Novo Nordisk other than a patent within Formulation Intellectual Property or Option Agreement Formulation Intellectual Property (a “Novo Nordisk Patent”) extends beyond the term of the Section 3.5(a) Patent.
(f) If Novo Nordisk elects to seek an Extension on a Novo Nordisk Patent and not of a Section 3.5(a) Patent and Emisphere does not agree with Novo Nordisk’s selection of a patent to be extended for a Licensed Product(s), Emisphere may identify to Novo Nordisk in writing a Section 3.5(a) Patent that is eligible for such Extension and which Emisphere would prefer to have extended (“Emisphere Alternative Patent For Extension”) within fifteen (15) calendar days of Emisphere’s receipt of Novo Nordisk’s Election Notice. If Novo Nordisk maintains its decision to seek an Extension of the patent selected by Novo Nordisk and not of the Emisphere Alternative Patent For Extension, then:
(i) in countries where the term of more than one patent may be extended based on the Marketing Approval of a single Licensed Product(s) and the Emisphere Alternative Patent For Extension is a patent eligible for extension in such countries, Novo Nordisk shall continue to pay royalties pursuant to Section 3.5 on Net Sales of such Licensed Product(s) in such country for the period for which the term of the Emisphere Alternative Patent For Extension could have been extended. Novo Nordisk shall not however pay royalties for Net Sales of such Licensed Product(s) in such country for the period by which the extended term of any Novo Nordisk Patent extends beyond the term of the Emisphere Alternative Patent For Extension; and
(ii) in countries where the term of only one patent may be extended based on the Marketing Approval of a single Licensed Product(s) and the Emisphere Alternative Patent For Extension is a patent eligible for extension in such countries, Novo Nordisk shall continue to pay royalties pursuant to Section 3.5 on Net Sales of such Licensed Product(s) in such country for the period for which the term of the Emisphere Alternative

Patent For Extension would have been extended only if the Emisphere Alternative Patent For Extension contains product claims that Cover such Licensed Product(s).
8.3 Inventorship. Notwithstanding anything to the contrary herein, inventorship shall be determined in accordance with U.S. law.
9. Indemnification
9.1 Novo Nordisk agrees to indemnify, defend and hold harmless Emisphere against any and all claims from any Third Party, including costs and reasonable attorneys’ fees, arising out of the research, development, manufacture, use, import, export, sale, offer for sale, and any transfer of Licensed Product(s) or any Exclusive Program Carrier/Non-Insulin API formulation authorized under Section 2.2 by Novo Nordisk, its Affiliates and/or sublicenses, except to the extent such claims result from (i) the gross negligence or willful misconduct of Emisphere or its affiliates; (ii) breach of this Agreement by Emisphere; (iii) any claim by a Third Party alleging that the grant of rights by Emisphere to Novo Nordisk under this Agreement violates or conflicts with the terms of any license or other grant of rights by Emisphere to such Third Party; and/or (iv) any and all claims by a Third Party alleging infringement of Third Party intellectual property rights solely by manufacture, use, import, export, sale, or offer for sale of Program Carriers.
9.2 If at any time during the Term, Novo Nordisk grants Emisphere a license under Novo Nordisk Intellectual Property to research, develop, manufacture, use, import, export, sale, offer for sale and/or otherwise transfer Licensed Products, then Novo Nordisk hereby agrees to indemnify, defend and hold harmless Emisphere against any and all claims by a Third Party alleging infringement of Third Party intellectual property rights solely by manufacture, use, import, export, sale, or offer for sale of an [*****] contained in a Licensed Product.
9.3 Emisphere hereby agrees to indemnify, defend and hold harmless Novo Nordisk against any and all claims by a Third Party alleging infringement of Third Party intellectual property rights solely by manufacture, use, import, export, sale, or offer for sale of a Program Carrier in a Licensed Product or a Program Carrier made by Novo Nordisk for Emisphere.
9.4 Each of Novo Nordisk and Emisphere (the “First Party”) must promptly notify the other of any claims or suits for which the first Party may assert indemnification from the other Party pursuant to this Section and the first Party will permit the other Party and its insurer at the other Party’s expense to assume or participate in the defense of any such claims or suits and the first Party will co-operate with the other Party or its insurers in such defense when reasonably requested to do so and will not compromise or settle the claim or suit without the other Party’s prior written consent.

10. Representations and Warranties
10.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that:
(a) Corporate Power. It is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, and has full corporate power and legal right and authority to enter into this Agreement and to carry out the provisions hereof.
(b) Due Authorization. It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.
(c) Binding Agreement. This Agreement is legally binding upon it, enforceable in accordance with its terms.
(d) No Conflict. The execution, delivery and performance of this Agreement by it does not conflict with, or result in the breach of the terms of, any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
(e) Grant of Rights; Maintenance of Agreements. It has not, and shall not during the Term, grant any right to any Third Party which would conflict with the rights granted to the other Party hereunder. It has (or shall have at the time performance is due) maintained and shall maintain and keep in full force and effect all agreements (including license agreements) and filings (including patent filings) necessary to perform its obligations hereunder.
(f) No Litigation or Arbitration. As of the Effective Date of this Agreement, it is not engaged in any litigation or arbitration, or in any dispute reasonably likely to lead to litigation, arbitration or other proceeding, which would materially affect the validity of this Agreement or its ability to fulfill its obligations under this Agreement.
10.2	Emisphere Representations, Warranties and Covenants. Emisphere (i) represents and warrants to Novo Nordisk that, to the knowledge of Emisphere as of the Effective Date and (ii) to the extent expressly stipulated below, covenants to Novo Nordisk, that:
(a) The rights granted to Novo Nordisk and its Affiliates hereunder do not conflict with rights granted by Emisphere to any Third Party;
(b) To the best of its knowledge, Emisphere is not aware of Third Party Patent Rights that would be infringed by manufacture or use of the Licensed Products.

(c) Other than the Pledge and Security Agreement of September 26, 2005 between Emisphere and MHR Capital Partners Master Account LP, MHR Capital Partners (100) LP, MHR Institutional Partners II LP, MHR Institutional Partners IIA LP, (i) it Controls the Licensed Patents and Licensed Know-How in the Territory and Emisphere has not entered into any agreements, assignments, restrictions, liens, encumbrances, disputes, proceedings or claims that conflict with, violate or are inconsistent with (or may, given time or other developments become inconsistent with) Emisphere’s rights (or the rights of Novo Nordisk) to Emisphere Patents or Emisphere Know-How under this Agreement; and (ii) Emisphere covenants that it will not enter into any agreements, assignments, restrictions, liens, or encumbrances that conflict with, violate or are inconsistent with (or may, given time or other developments become inconsistent with) Emisphere’s rights with respect to Program Carriers that are inconsistent with the provisions of this Agreement;
(d) Exhibit B identifies all of the pending patent applications and unexpired patents that are Licensed Patents as of the Effective Date. Following the Effective Date, Emisphere covenants that it shall notify Novo Nordisk of any update or revision of the list of Licensed Patents as set forth in Section 8.1(a)(i);
(e) Each of the patents in the Licensed Patents has been duly maintained and, to the best of Emisphere’s knowledge none of the listed patents are invalid or unenforceable;
(f) None of the patents or patent applications set forth in Exhibit B is (i) subject to a pending interference action, opposition action, re-examination proceeding, litigation or other similar action by a Third Party challenging such patents or patent applications, other than actions by Patent Authorities in connection with the prosecution of patent applications, or (ii) has been abandoned, or has been asserted to be invalid or unenforceable in a communication to Emisphere or is subject to any inventorship proceeding or dispute;
(g) To the best of its knowledge, Emisphere has informed Novo Nordisk of all material information that may affect the validity, scope, term or enforceability of the Licensed Patents;
(h) It has informed Novo Nordisk of all material information it Controls with respect to Program Carriers; and
(i) It has not entered into any Agreement conferring any rights under Patent Rights or Know-How Controlled by Emisphere relating to formulations of [*****] with Carrier [*****] and/or [*****], their method of production/manufacturing and/or their method of use from Emisphere to any Third Party.

10.3 Novo Nordisk Representations and Warranties. Novo Nordisk represents and warrants to Emisphere that, to the knowledge of Novo Nordisk as of the Effective Date the rights granted to Emisphere and its Affiliates hereunder do not conflict with rights granted by Novo Nordisk to any Third Party.
10.4 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED.
10.5 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF SECTION 11 (CONFIDENTIALITY; PUBLICATION), NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; PROVIDED, HOWEVER, THAT THIS SECTION 10.5 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION RIGHTS OR OBLIGATIONS UNDER SECTION 13 OR DAMAGES AWARDED SPECIFICALLY IN RESPECT OF EITHER PARTY’S GROSS NEGLIGENCE OR WILFULLY WRONGFUL CONDUCT.
11. Confidentiality; Publication
11.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees to hold, and will cause their respective officers, directors, employees, accountants, counsels, consultants, advisors and agents to hold, including any of the aforementioned employed by a Party’s Affiliates, in confidence during the Term and for ten (10) years thereafter, confidential and shall not publish or otherwise disclose to a Third Party and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information furnished to it by the other Party pursuant to this Agreement or any Confidential Information of the other Party developed as part of the activities hereunder. Each Party may use such Confidential Information only to the extent required for the purposes of this Agreement. Each Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each Party shall promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.
     For the avoidance of doubt, Novo Nordisk shall be entitled to use information received as Confidential Information under the GLP-1 Development and License Agreement (as defined in that agreement) and the option agreement relating to the GLP-1 Development and License Agreement (as defined in that agreement) also in its activities under this Agreement and to the extent that Novo Nordisk do so, such information shall be deemed to be Confidential Information under this Agreement subject also to the obligations of confidentiality set out herein.
11.2 Exceptions. Confidential Information shall not include any information which the receiving Party can prove by competent written evidence:
(a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party or its Affiliates, generally known or available to the public;
(b) is known by the receiving Party or its Affiliates at the time of receiving such information, as evidenced by its or its Affiliates’ records;
(c) is hereafter furnished to the receiving Party or its Affiliates, as a matter of right and without restriction on disclosure, by a Third Party who is under no obligation of non-disclosure to the disclosing Party or its Affiliates; or
(d) is the subject of a written permission to disclose provided by the disclosing Party.
11.3 Authorized Disclosure. Each Party may disclose Confidential Information received from the other Party to the extent such disclosure is necessary in the following instances:
(a) filing or prosecuting Patents as permitted by this Agreement in order to obtain Patent Rights that a Party is expressly permitted to obtain under this Agreement;
(b) regulatory filings for Licensed Product(s) which such Party has a license to develop hereunder;
(c) prosecuting or defending litigation as permitted by this Agreement;
(d) complying with applicable court orders or governmental regulations or law; and
(e) disclosure to sublicensees, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such sublicensee or potential Third Party agrees to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section.
     Notwithstanding the foregoing, if a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 11.3(c) or (d), it shall, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable actions to avoid disclosure of Confidential Information hereunder. The Parties shall consult with each other on the provisions of this Agreement to be redacted in any filings made by the

Parties with the Securities and Exchange Commission or foreign counterpart or as otherwise required by law.
11.4	Publications.
     (a) Each Party shall have the right to review and comment on any material proposed for disclosure or publication by the other Party or the other Party’s Affiliates, consultants and agents, such as by oral presentation, manuscript or abstract, which includes Confidential Information of the other Party. Before any such material is submitted for publication, the Party proposing publication shall deliver, or shall ensure that the other Party’s Affiliate, consultant or agent delivers, a complete copy to the other Party at least thirty (30) days prior to submitting the material to a publisher or initiating any other disclosure. Such other Party shall review any such material and give its comments to the Party proposing publication within twenty (20) days of the delivery of such material to such other Party. The reviewing Party has the right to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons, or for purposes of removing Confidential Information of the reviewing Party or request a reasonable delay in publication or presentation in order to protect trade secrets or patentable information. If the reviewing Party requests the removal of the reviewing Party’s Confidential Information or a delay, the publishing Party must remove such Confidential Information or if a patent is to be filed delay publication or presentation for a period of 90 days to enable patent applications to be filed. Upon expiration of such 90 day period, the publishing Party is free to proceed with the publication or presentation. Novo Nordisk shall have the right to refuse approval without cause of publications proposed by Emisphere, except if such publication is an authorized disclosure under Section 11.3.
     (b) With respect to oral presentation materials and abstracts, such other Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the Party proposing publication with appropriate comments, if any, but in no event later than thirty (30) days from the date of delivery to the non-publishing Party.
     (c) Any publication shall reference the existence of this Agreement and make appropriate reference to the contribution of the non-publishing Party.
11.5 Publicity.
     (a) The Parties agree to issue the press release announcing the execution of this Agreement attached as Exhibit C to this Agreement. The wording of the press release in Exhibit C cannot be changed by either Party without the prior written consent of the other Party. The Parties will agree on the date, time and venue for release of the press release in Exhibit C. Following the release of the press release in Exhibit C, each Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have been previously publicly disclosed in accordance herewith. In the event of disclosure by a Party of the terms of the Agreement which have been disclosed previously in the press release attached as Exhibit C, such Party making the disclosure shall only be allowed to do so by using the exact same text when making the subsequent disclosure(s) as used in the press release in Exhibit C.
     (b) Except as set forth in Section 11.5(a), any press release or other public communications by either Party regarding this Agreement and the relationship of the Parties created hereby shall be approved in writing in advance by the other Party, provided that for communications required to comply with applicable court orders or governmental regulations or by law, Section 11.3 shall apply. The Parties anticipate that a formal press release shall be mutually prepared and approved by the Parties should a Licensed Product(s) achieve one or more of the development or commercialization events specified in Section 3.2.
12. Term and Termination
12.1 Term. The term of this Agreement shall commence on the Effective Date and shall expire on a Licensed Product-by-Licensed Product, country-by-country basis after expiration of the last to expire Licensed Patent, Formulation Intellectual Property Patent Right and Option Agreement Formulation Intellectual Property Patent Right or 10 years following the First Commercial Sale of a Licensed Product(s), whichever is later, and Novo Nordisk shall then have a fully paid-up exclusive license for that Licensed Product(s).
12.2 Termination by Novo Nordisk. Novo Nordisk shall have the right to terminate this Agreement for any reason or for no reason and at any time, upon ninety (90) days prior written notice to Emisphere.
12.3 Termination by Emisphere. Emisphere shall have no right to terminate this Agreement except as explicitly provided for in the Agreement.
12.4 Emisphere shall have the right to terminate this Agreement upon thirty (30) days written notice to Novo Nordisk in the event that Novo Nordisk (or any of its Affiliates or any sublicensees granted rights under this Agreement to the Licensed Patents) challenges the validity, scope or enforceability of any Licensed Patent in any legal or Patent Authority proceeding provided however that Emisphere has the right to terminate the Agreement only with respect to all patents that belong to the patent family of the Licensed Patent that has been challenged; the remainder of the Agreement as it applies to Licensed Patents that belong to other non-challenged patent families to which rights are granted herein shall remain valid and enforceable.
12.5 Termination for Material Breach. (a) If a Party is in material breach of its obligations hereunder and the other Party provides written notice to the breaching Party specifying the nature of such breach, the breaching Party shall either cure such breach or produce a plan for such cure reasonably acceptable to the other Party within [*****] calendar days after such written notice. If the breaching Party does not provide a plan for cure, or comply with a plan reasonably acceptable to the non-breaching Party, the non-breaching Party shall have the right to terminate this Agreement by giving written notice of termination to the breaching Party. (b) Notwithstanding the foregoing, any failure by Novo Nordisk timely to pay any amount due under Sections 3.2, 3.3 or 3.5 shall be deemed a material breach of its obligations. Novo Nordisk shall have [*****] days following receipt of written notice of such material breach from Emisphere to cure such breach which cure may only be effected through full payment of all amounts due pursuant to Novo Nordisk’s obligations under such sections.
12.6 Effect of Termination.
(a) Upon termination of this Agreement by Novo Nordisk for material breach by Emisphere pursuant to Section 12.5, the licenses granted by Emisphere to Novo Nordisk under Section 2.1, the restrictions on Emisphere’s activities under Sections 2.1 and 2.2, and each Party’s obligations under Article 3, Sections 4.1, 4.2, 4.3, 4.5, 4.6, 4.8 (last three sentences only), Article 5, Sections 6.1, 6.2, 6.3, 7.1, 7.2, 7.4, 7.5, 7.6, Articles 8 and 9, Emisphere covenants in Section 10.2 (c) (ii) and 10.2 (d), Sections 10.5, 11.1, 11.2, 11.3, 11.5, 12.1, 12.6(a), (d) and (e), 12.7, 12.8, 13.2, 13.3, 13.4, Article 14 (except Section 14.10) shall survive such termination and shall remain in effect subject to Novo Nordisk’s compliance with its obligations under Article 3, Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.8 (last three sentences only), Article 5 (except for Section 5.6), Sections 6.1, 6.2, 6.3, 7.1, 7.2, 7.4, 7.5, 7.6, Articles 8 and 9, Sections 10.5, 11.1, 11.2, 11.3, 11.5, 12.1, 12.6(a), (d) and (e), 12.8, 13.2, 13.3, 13.4 and Article 14 (except Section 14.10). Any terms defined in Section 1 of this Agreement which are being referenced in any of the aforementioned surviving sections shall also remain in effect after termination of the Agreement. In addition, Sections 12.2, 12.3. 12.4, 12.5, and 12.6(b) and (c) shall survive with respect to the foregoing surviving provisions.
(b) Upon termination of this Agreement by Emisphere for material breach by Novo Nordisk pursuant to Section 12.5:
(i) the licenses granted by Emisphere under Sections 2.1 and 2.2 shall automatically terminate and revert to Emisphere and the restrictions on Emisphere’s activities under Sections 2.1 and 2.2 shall automatically terminate; and
(ii) Novo Nordisk shall transfer to Emisphere as soon as reasonably practicable all information relating solely to the Program Carrier(s) (if any) and/or received by Novo Nordisk under Sections 4.2 and 7.2 of this Agreement, except if such information relates also to the GLP-1 Development and License Agreement (as defined in that agreement) and the option agreement relating to the GLP-1 Development and License Agreement (as defined in that agreement) where the transfer of any information relating to the GLP-1 Development and License Agreement from Novo Nordisk to Emisphere shall be governed by the provisions of that GLP-1 Development and License Agreement.

(c) Upon termination of this Agreement in its entirety by Novo Nordisk pursuant to Section 12.2:
(i) the licenses granted by Emisphere under Sections 2.1 and 2.2 shall automatically terminate and revert to Emisphere and the restrictions on Emisphere’s activities under Sections 2.1 and 2.2 shall automatically terminate;
(ii) Novo Nordisk shall transfer to Emisphere as soon as reasonably practicable all information received by Novo Nordisk under Sections 4.2 and 7.2 of this Agreement, except if such information relates also to the GLP-1 Development and License Agreement (as defined in that agreement) and the option agreement relating to the GLP-1 Development and License Agreement (as defined in that agreement) where the transfer of any information relating to the GLP-1 Development and License Agreement from Novo Nordisk to Emisphere shall be governed by the provisions of that GLP-1 Development and License Agreement; and
(iii) Upon Emisphere’s request, the Parties shall negotiate in good faith the potential transfer of other information solely related to the Program Carriers.
(d) Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.
(e) Within thirty (30) days following the expiration or termination of this Agreement, except to the extent and for so long as a Party retains license rights under Sections 12.6(a) and except as provided in Section 7.2, each Party shall destroy or deliver to the other Party any and all Confidential Information of the other Party in its possession. Notwithstanding the above, each Party may retain one archival copy of the other Party’s Confidential Information solely for the purpose of ascertaining its compliance with the confidentiality obligations of this Agreement.
12.7 Damages; Relief. Expiration or termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or other remedies available at law that it may be entitled to upon such expiration or termination.
12.8 Rights in Bankruptcy. The occurrence of bankruptcy of Emisphere, will not, in itself, impact Novo Nordisk’s license under this Agreement, nor adversely impact the right of Emisphere to receive royalties or milestones. All rights and licenses granted under or pursuant to this Agreement by Emisphere to Novo Nordisk are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Novo Nordisk, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Emisphere under the U.S. Bankruptcy Code, Novo Nordisk shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, shall be promptly delivered to Novo Nordisk (i) upon any such commencement of a bankruptcy proceeding upon Novo Nordisk’s written request therefor, unless Emisphere elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefore by the non-subject Party. Novo Nordisk agrees that in consideration of the rights granted under the license it will pay to Emisphere all royalty and milestone payments which would have been payable under this Agreement by Novo Nordisk in respect of the exercise of its rights under the license granted in this Agreement. The provisions of this Section 12.8 are without prejudice to any rights Novo Nordisk may have arising under any applicable insolvency statute or other applicable law.
12.9 Survival.
(a) In the event of expiration of this Agreement under Section 12.1, Sections 2.1 (a), 4.3, 8.1 (c), (d), and (e), Article 9, Sections 10.5, 11.1, 11.2, 11.3, 12.6 (d) and (e), 12.8, this 12.9, 13.2, 13.3, 13.4 and Article 14 (except Section 14.10) shall survive and remain in effect after such expiration of the Agreement. Any terms defined in Section 1 of this Agreement which are being referenced in any of the aforementioned surviving sections shall also remain in effect after expiration of the Agreement.
(b) In the event of termination of this Agreement (except if such termination is by Novo Nordisk under Section 12.5 for Emisphere’s material breach in which case Section 12.6 (a) applies), Sections 8.1 (c), (d), and (e), Article 9, Sections 10.5, 11.1, 11.2, 11.3, 12.6, 12.7, this 12.9, 13.2, 13.3, 13.4 and Article 14 (except Section 14.10) shall survive termination and remain in effect after such termination of the Agreement. Any terms defined in Section 1 of this Agreement which are being referenced in any of the aforementioned surviving sections shall also remain in effect after termination of the Agreement.
13. Governing Law and Dispute Resolution
13.1 Resolution of Disputes by Senior Management.
In the event of a dispute, controversy or claim between the Parties under this Agreement, such dispute, controversy or claim shall be presented to the appropriate management within each Party for resolution except if the dispute, controversy or claim concerns a matter or activity on which Novo Nordisk has the right to decide at its sole discretion as set forth in the Agreement. The appropriate management shall have sixty (60) days in which to discuss in good faith a resolution of the dispute, controversy or claim. If the appropriate management of the Parties are unable to resolve the matter within sixty (60) days, the dispute, controversy or claim, shall be submitted promptly to the to the Chief

Executive Officer of Emisphere or its delegate and either the Chief Science Officer or the Chief Operating Officer of Novo Nordisk or their delegate for resolution. If one Party does not comply with the above, or the Chief Executive Officer of Emisphere or its delegate and either the Chief Science Officer or the Chief Operating Officer of Novo Nordisk are unable to resolve the dispute, controversy or claim within thirty (30) days, the dispute, controversy or claim shall be resolved as set forth in Section 13.3.
13.2 Governing Laws. This Agreement shall be governed in all respects by the laws of the State of New York, USA, without regard to its choice of law provisions.
13.3 Submission to Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Federal court sitting in Manhattan, New York, New York, USA, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
13.4 Specific Enforcement. Each Party hereto acknowledges that the remedies at law of the other Party for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any Party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.
14. General Provisions
14.1 Entire Agreement; Modification. This Agreement (including the Exhibits hereto) is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all subject matters contained herein in relation to formulation of [*****], including the Option Agreement (the confidentiality obligations of which are also superseded). For the avoidance of doubt, except to the extent expressly stipulated in this Agreement, this Agreement shall constitute a separate agreement between the Parties that does not modify the GLP-1 Development and License Agreement. No trade customs, courses of dealing or courses of performance by the Parties shall be relevant to modify, supplement or explain any term(s) used in this Agreement. This Agreement may not be modified or supplemented by any purchase order, purchase change order, order acceptance, standard terms of sale, invoice or the like. This Agreement may only be modified or supplemented in writing signed by the Parties to this Agreement.

14.2 Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party; neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.
14.3 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing signed by such Party, and, if applicable, shall be as to a particular matter and for a particular period of time.
14.4 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent:
(a) in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, so long as such Third Party agrees in writing to assume all of the rights and obligations of the assigning Party under this Agreement, and provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring Party by operation of law), intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder;
(b) in relation to Novo Nordisk, to an Affiliate of Novo Nordisk , provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.
The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.
14.5 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.
14.6 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.
14.7 Notices. Any notice to be given under this Agreement must be in writing and delivered either (a) in person, (b) by any method of mail (postage prepaid) requiring return receipt, (c) by overnight courier confirmed thereafter to the Party to be notified at its address (es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, five business days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.
If to Novo Nordisk, notices must be addressed to:

Novo Nordisk A/S

Novo Allé

2880 Bagsvaerd
Denmark
Attn: Head of Business Development

With a copy to:	Novo Nordisk A/S
Novo Allé
2880 Bagsvaerd
Denmark
Attn: General Counsel

If to Emisphere, notices must be addressed to:

Emisphere Technologies, Inc.
240 Cedar Knolls Road
Cedar Knolls, NJ 07960
Attention: President and CEO

With a copy to:	Emisphere Technologies, Inc.
240 Cedar Knolls Road
Cedar Knolls, NJ 07960
Attention: General Counsel
14.8 Force Majeure. Except for the obligation to make payment when due, each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within ten (10) calendar days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any Party be required to prevent or settle any labor disturbance or dispute.
14.9 Except as provided herein, nothing contained in this Agreement shall be construed as conferring any right on either Party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other Party, including any contraction, abbreviation or simulation of any of the foregoing, unless the express written permission of such other Party has been obtained.
14.10 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

     IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement.

Emisphere Technologies, Inc.
By:	/s/ Michael V. Novinski
	Name:	Michael V. Novinski
	Title:	President and Chief Executive Officer
 Date: 20 December 2010

Novo Nordisk AS
By:	/s/ Peter Kurtzhals
	Name:	Peter Kurtzhals
	Title:	Senior Vice President, Diabetes Research Unit
 Date: 20 December 2010

Exhibit A
STRUCTURES OF CARRIERS [*****]and [*****]
[*****]
[*****]
[*****]
[*****]

Exhibit B
PATENTS AND PENDING PATENT APPLICATIONS
[*****]

Exhibit C
PRESS RELEASE
NOVO NORDISK A/S AND EMISPHERE TECHNOLOGIES, INC.
ANNOUNCE LICENSE AGREEMENT TO DEVELOP
ORAL FORMULATION OF INSULIN FOR DIABETES
CEDAR KNOLLS, NJ, December XX, 2010 — Emisphere Technologies, Inc. (OTC BB: EMIS) and Novo Nordisk A/S (NYSE: NVO) today announced that they have entered into an exclusive Development and License Agreement to develop and commercialize oral formulations of Novo Nordisk’s insulins, which have the potential of treating diabetes, using Emisphere’s Eligen® Technology. This is the second license agreement between the two companies. The first agreement, for the development of oral formulations of GLP-1 receptor agonists, was signed in June 2008, with a potential drug currently in a Phase I clinical trial.
The Insulin agreement includes $57.5 million in potential product development and sales milestone payments to Emisphere, of which $5 million will be payable upon signing, as well as royalties on sales. Further financial details of the agreement were not made public.
“This is an encouraging agreement on a promising technology for oral administration of proteins. We are delighted to continue working with Emisphere and their Eligen® Technology. It fits very well with Novo Nordisk’s strategy within diabetes research”, said Peter Kurtzhals, Senior Vice President, Diabetes Research Unit at Novo Nordisk.
This extended partnership with Novo Nordisk is important for Emisphere for several reasons, said Michael V. Novinski, President and Chief Executive Officer of Emisphere. “To date, our collaboration with Novo Nordisk has been productive, and today’s agreement has the potential to offer significant new solutions to millions of people with diabetes worldwide. Finally, it also serves to further validate our Eligen® Technology.”
Emisphere’s broad-based drug delivery technology platform, known as the Eligen® Technology, uses proprietary, synthetic chemical compounds, known as Emisphere delivery agents, sometimes called carriers. Emisphere’s Eligen® Technology makes it possible to deliver a therapeutic molecule without altering its chemical form or biological integrity.
About Novo Nordisk
Novo Nordisk is a global healthcare company with 87 years of innovation and leadership in diabetes care. The company also has leading positions within haemophilia care, growth hormone therapy and hormone replacement therapy. Headquartered in Denmark, Novo Nordisk employs approximately 30,100 employees in 76 countries, and markets its products in 179 countries. Novo Nordisk’s B shares are listed on NASDAQ OMX Copenhagen (Novo-B). Its ADRs are listed on the New York Stock Exchange (NVO). For more information, visit novonordisk.com.

About Emisphere Technologies, Inc.
Emisphere is a biopharmaceutical company that focuses on the unique and improved delivery of therapeutic molecules or nutritional supplements using its proprietary Eligen® Technology. The Eligen® Technology can be applied to the oral route of administration as well as other delivery pathways such as buccal, rectal, inhalation, intra-vaginal or transdermal. The company’s website is www.emisphere.com. For more information, please contact:
Novo Nordisk A/S

Media:	Investors:

Katrine Sperling	Klaus Davidsen
Tel: (+45) 4442 6718	Tel: (+45) 4442 3176
krsp@novonordisk.com	klda@novonordisk.com

Kasper Roseeuw Poulsen
Tel: (+45) 4442 4471
krop@novonordisk.com

Jannick Lindegaard
Tel: (+45) 4442 4765
jlis@novonordisk.com
In North America:	In North America
Lori Moore	Hans Rommer
Tel: (+1) 609 919 7991	Tel: (+1) 609 919 7937
lrmo@novonordisk.com	hrmm@novonordisk.com
Emisphere Technologies, Inc.

Media:	Investors:

Karen Kelsch	Michael R. Garone
Tel: (+1) 973-532-8101	Tel : (+1) 973-532-8005
kkelsch@emisphere.com	mgarone@emisphere.com
Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 000-17758) filed on March 25, 2010, Emisphere’s Quarterly Report on Form 10-Q filed on May 17, 2010, Emisphere’s Quarterly Report on Form 10-Q filed on August 16, 2010, and Emisphere’s Quarterly Report on Form 10-Q filed on November 12, 2010 .

Exhibit D
NOVO NORDISK TECHNOLOGICAL COMPETITORS
[*****]

Exhibit E
Excluded Carrier List
[*****]

Exhibit F
Excluded API List
Excluded API List
[*****]